                                                                                                                        Exhibit 10.121

AGREEMENT OF PURCHASE AND SALE

among

SLG BROAD STREET 125 A LLC

and

SLG BROAD STREET 125 C LLC,

                                                    collectively, Seller

and

M-C 125 BROAD A L.L.C.

and

M-C 125 BROAD C L.L.C.,

                                                    collectively, Purchaser

Premises:

UNIT A

and

UNIT C

THE 125 BROAD CONDOMINIUM

125 Broad Street

New York, New York

As of March 15, 2007

Section: 1
Block: 5
Lots: 101 and 103

TABLE OF CONTENTS

i

List of Exhibits

Exhibit A	Description of the Land
Exhibit B	Title Exceptions
Exhibit C	Wiring Instructions
Exhibit D	Security Deposits
Exhibit E	Payable Commissions and Leasing Brokerage Agreements
Exhibit F	Space Leases
Exhibit G	Rent Roll
Exhibit G-1	Arrearage Schedule
Exhibit H	Reserve Accounts
Exhibit I	Pending Litigation
Exhibit I-1	Tax Proceedings
Exhibit J	Existing Loan Documents
Exhibit K	Notice of Sale
Exhibit L	Roof Antenna
Exhibit M	Form of Deeds
Exhibit N	Form of Assignment of Space Leases
Exhibit O	Form of Notice to Space Lessees
Exhibit P	Form of Omnibus Assignment
Exhibit Q	Form of Tenant Estoppel Certificate
Exhibit R	Form of Title Affidavit
Exhibit S	Tenant Improvements
Exhibit T	Service Contracts
Exhibit U	Seller’s Letter of Removal and Designation
Exhibit V	Purchaser’s Letter of Resignation
Exhibit W	Intentionally Omitted
Exhibit X	Management Letter Agreement
Exhibit Y	Form of Board Estoppel
Exhibit Z	Citibank Letter
Exhibit AA	Intentionally Omitted
Exhibit BB	Citibank Waiver
Exhibit CC	Remaining Costs of Capital Improvements

ii

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”), made as of March ___, 2007, by and among SLG Broad Street 125 A LLC (“Unit A Seller”) and SLG Broad Street 125 C LLC (“Unit C Seller”; together with Unit A Seller, individually and collectively, “Seller”), each a Delaware limited liability company, having an office c/o SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170 and M-C 125 Broad A L.L.C. (“Unit A Purchaser”) and M-C 125 Broad C L.L.C. (“Unit C Purchaser”; together with Unit A Purchaser, individually and collectively, (“Purchaser”), each a Delaware limited liability company, having an office c/o Mack-Cali Realty Corp., 343 Thornall Street, Edison, New Jersey 08837.

W I T N E S S E T H:

A. Unit A Seller owns the Unit A Property (as hereinafter defined), and Unit C Seller owns the Unit C Property (as hereinafter defined).

B. Subject to the terms and conditions set forth below, Purchaser desires to acquire the Property (as hereinafter defined) from Seller, and Seller desires to sell the Property to Purchaser.

C. Simultaneously herewith 500 West Putnam, L.L.C., an affiliate of Purchaser (“WP Seller”) and SLG 500 West Putnam LLC, an affiliate of Seller (“WP Purchaser”) are executing and delivering that certain Agreement of Purchase and Sale (the “WP Purchase Agreement”), pursuant to which WP Seller shall sell to WP Purchaser and WP Purchaser shall purchase from WP Seller the land and improvements thereon located at 500 West Putnam Avenue, Greenwich, Connecticut (the “WP Property”), subject to the terms and conditions contained in the WP Purchase Agreement.

1.  Agreement to Sell and Purchase; Description of Property.

1.1  Upon the terms and conditions hereinafter contained, (a) Unit A Seller agrees to sell and convey to Unit A Purchaser, and Unit A Purchaser agrees to purchase from Unit A Seller, Unit A (as hereinafter defined), and (b) Unit C Seller agrees to sell and convey to Unit C Purchaser, and Unit C Purchaser agrees to purchase from Unit C Seller, Unit C (as hereinafter defined). As used herein, (i) “Unit A” shall mean the condominium unit designated as Commercial Unit A in the building (the “Building”) known as “The 125 Broad Condominium” (the “Condominium”) upon the land (the “Land”) located at 125 Broad Street, New York, New York, as more particularly described in Exhibit A attached hereto and made a part hereof, together with a 25.405% undivided interest in the Common Elements appurtenant thereto, as defined in that certain Declaration of Condominium dated as of December 23, 1994, recorded in the Office of the City Register, New York County (the “Register’s Office”) on January 10, 1995 in Reel 2171, Page 1959, as amended by (1) First Amendment to Declaration dated as of March 28, 1995 and recorded in the Register’s Office on April 6, 1995 in Reel 2197, Page 1306, (2) Second Amendment to Declaration dated as of December 30, 1996 and recorded in the Register’s Office on February 6, 1997 in Reel 2419, Page 2025, (3) Third Amendment to Declaration dated as of June 1, 1997 and recorded in the Register’s Office on June 13, 1998 in Reel 2531 Page 375, (4) Fourth Amendment to Declaration dated as of June 17, 1998 and recorded in the Register’s Office on June 25, 1998 in Reel 2601, Page 1393, (5) Fifth Amendment to Declaration dated as of August 4, 1999 and recorded in the Register’s Office on September 10, 1999 in Reel 2951, Page 456 and (6) Sixth Amendment to Declaration, dated as of July 1, 2004 and recorded in the Register’s Office on July 26, 2004 at CRFN 2004072600847002 (as so amended, the “Declaration”), and the By-Laws of the Condominium, as the same may have been amended from time to time (the “By-Laws”; the Declaration and By-Laws being hereinafter referred to collectively as the “Condominium Documents”), and (ii) “Unit C” shall mean the condominium unit designated as Commercial Unit C in the Condominium, together with a 14.224% undivided interest in the Common Elements appurtenant thereto (Unit A and Unit C are hereinafter referred to individually as a “Unit” and collectively as the “Units”).

1.2  Each Unit shall be sold and conveyed together with (a) the undivided interest attributable to such Unit in the fee estate in and to the Land; (b) all of Seller’s rights, privileges and easements, if any, appurtenant to each Unit including, without limitation, development rights and air rights relating to the Units and any other easements, rights-of-ways or appurtenances used in connection with the beneficial use and enjoyment of the Units, as set forth in the Condominium Documents; (c) all Seller’s right, title and interest (i) in and to the improvements, machinery and fixtures located within, attached or appurtenant to, or at or upon all or any portion of the Units as of the date hereof or used in connection with the operation of, or used or adapted for use in connection with the enjoyment or occupation of the Units, excluding however, any fixtures owned by public utilities or Space Lessees (as hereinafter defined) under the Space Leases (as hereinafter defined) or by the Condominium, together with the Plans (as hereinafter defined) (collectively, the “Improvements”), and (ii) in and to all tangible personal property located on or used solely in connection with the ownership, operation or maintenance of the Units and the Improvements (collectively, the “Personal Property”) and (iii) as landlord under all Space Leases; (d) all Warranties (as hereinafter defined) used in connection with all or any portion of the Units and the Improvements; (e) all intangible personal property now or hereafter owned by Seller and used in the ownership, use, operation, occupancy, maintenance or development of the property and interests described in clauses (a) through (d) above, including, without limitation, all future tax benefits (excluding income tax benefits) and benefits of incentive programs now or hereafter allowed by governmental authorities in connection with the ownership, operation and/or renovation of the Units (“Intangible Personal Property”); and (f) to the extent transferable, all governmental and public certificates, permits, licenses and approvals relating to the development, construction, operation, use, maintenance or occupancy of the Units (individually and collectively “Permits”).

All of the above enumerated property, rights and interests to be sold to Purchaser pursuant to this Agreement (including, without limitation, the Units and Improvements) are hereinafter sometimes referred to, as to Unit A, as the “Unit A Property”, as to Unit C, as the “Unit C Property” and, collectively, as the “Property”. Purchaser and Seller acknowledge that the Units and all other portions of the Property are to be sold and purchased in a single transaction. Purchaser shall not be entitled or obligated to purchase either Unit separately and Seller shall not be entitled or obligated to sell either Unit separately.

2.  Exceptions to Title; Title Matters.

2.1  Seller shall at the Closing (as hereinafter defined) convey the Property subject only to the following matters affecting title thereto (collectively the “Permitted Exceptions”):

2.1.1  All presently existing and future liens for unpaid real estate taxes, vault charges and water and sewer charges not due and payable as of the date of the Closing, subject to adjustment as provided below.

2.1.2  All zoning, building, environmental and other laws, ordinances, codes, restrictions and regulations of all governmental authorities having jurisdiction with respect to the Property in effect on the Closing Date, including, without limitation, landmark designations and all zoning variances and special exceptions, if any (collectively, “Laws and Regulations”).

2.1.3  The Declaration and By-Laws.

2.1.4  State of facts shown on survey of the Property made by Earl B. Lovell - S.P. Belcher, Inc. on June 14, 1971, as updated on September 7, 2002, (the “Survey”) plus such additional facts which would be disclosed by a survey dated the date hereof, provided such additional facts do not materially adversely affect the use thereof for office purposes (collectively, “Facts”).

2.1.5  Rights of tenants of the Units pursuant to Space Leases which either are (a) in effect on the date hereof, or (b) entered into after the date hereof in accordance with the express provisions of this Agreement (collectively, “Space Lessees”) and all persons claiming by, through or under such Space Lessees.

2.1.6  All covenants, restrictions and rights and all easements and agreements for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Property provided same do not adversely affect the use of the Property for office purposes (collectively, “Rights”).

2.1.7  Except as shown on the Survey, possible encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, projecting from the Building over any street or highway, the Property or over any adjoining property and encroachments of similar elements projecting from adjoining property over the Common Elements provided such matters do not adversely affect the use of the Property for office purposes.

2.1.8  The matters described in Exhibit B attached hereto and made a part hereof.

2.1.9  Those objections to title which are the responsibility to cure, correct or remove of (a) the Board of Managers pursuant to the Condominium Documents, or (b) any Space Lessee under its Space Lease.

2.1.10  All service, maintenance, telecommunications and other contracts (excluding Space Leases) in connection with the Property, as set forth on Exhibit T and attached hereto and made a part hereof, and all renewals, replacements and extensions of same or additional contracts that may hereafter be entered into in accordance with this Agreement (collectively, “Service Contracts”).

2.1.11  All violations of building, fire, sanitary, environmental, housing and similar Laws and Regulations with respect to the Units (collectively, “Violations”) existing as of the date hereof and any Violations arising after the date hereof, but prior to Closing, which remain uncured as of the Closing Date (such Violations, “Contract Period Violations”), provided, that the fines associated with curing Contract Period Violations shall not exceed $300,000 in the aggregate (the “Violations Cap”).

2.1.12  Variations between tax lot lines and lines of record title.

2.1.13  Standard exclusions from coverage contained in the form of Owner’s Policy of Title Insurance (ALTA 10-17-92) or “marked-up” title commitment with respect to such policy employed by the Title Company (as hereinafter defined).

2.1.14  Any financing statements, chattel mortgages, encumbrances or mechanics’ or other liens evidenced by any financing statements filed on a day more than five (5) years prior to the Closing.

2.1.15  Any lien or encumbrance arising from the acts of Purchaser or its affiliates.

2.1.16  Intentionally omitted.

2.2  1) (a) Title to the Property has been examined by Land America Commercial Services (“Land America”), and Purchaser acknowledges receipt of Lawyers Title Insurance Corporation Title Commitment LT070113, dated January 26, 2007 issued by Lawyers Title Insurance Corporation, New York Branch (the “Existing Title Report”) on or prior to the date hereof. At Closing, Purchaser shall seek to have title to the Property insured at Purchaser’s sole cost and expense (except for such affirmative coverages for which Purchaser is entitled pursuant to this Agreement at no additional cost or special premium) by Land America or such other nationally recognized title insurer (the “Additional Title Company”) as Purchaser may designate (Land America or the Additional Title Insurance Company, in such capacity, the “Title Company”). Notwithstanding the foregoing, in the event that the Additional Title Company is unwilling to omit or provide affirmative insurance for any exception which Land America will omit or insure, or is not willing to accept any affidavits, proofs or releases that Land America will accept, Purchaser shall purchase not less than 50% of its title insurance from Land America and Land America shall be the “lead insurer”. Purchaser agrees that the Existing Title Report contains no exceptions to title to the Property which are not covered by the exceptions to title set forth in Section 2.1 hereof and “subject to” which Purchaser is not required to accept title, and irrevocably accepts the Existing Title Report and unconditionally waives any right to object to any matters set forth therein except as expressly set forth above. Purchaser shall instruct the Title Company to forward a copy of the Title Report and any updates thereto to Seller’s counsel simultaneously with delivery thereof to Purchaser.

(b)  If, after the date hereof, Purchaser learns, through the Title Report, continuation reports or other written updates thereto, of any title defect(s) which Purchaser claims are not covered by Section 2.1 hereof and “subject to” which Purchaser believes it is not required to accept title, Purchaser shall give written notice thereof to Seller promptly after the date Purchaser receives such continuation report or other written update and Purchaser shall be deemed to have unconditionally waived any such matters as to which it fails to give such written notice to Seller within five (5) Business Days after the date Purchaser receives such continuation report or other written update. Purchaser acknowledges and agrees that TIME IS OF THE ESSENCE with respect to all time periods set forth in this Section 2.2.

2.3  If, on the Closing Date, Seller is unable to convey to Purchaser title to the Property subject to and in accordance with the provisions of this Agreement, Seller shall be entitled, upon notice delivered to Purchaser on or prior to the Closing Date (as hereinafter defined), to reasonable adjournments of the Closing one or more times for a period not to exceed sixty (60) days in the aggregate, but in no event beyond the Outside Closing Date to enable Seller to convey such title to the Property. If, on or before the date then scheduled for Closing, Seller does not so elect to adjourn the Closing, or if at the adjourned date Seller is unable to convey title subject to and in accordance with the provisions of this Agreement, Purchaser may (a) terminate this Agreement by written notice to Seller and Escrow Agent (as hereinafter defined) delivered on the date scheduled for Closing, in which event Escrow Agent shall repay to Purchaser the Downpayment (as hereinafter defined), together with any interest earned thereon or return to Purchaser the Downpayment LC (a “Downpayment Return”), or (b) elect to close title to the Property upon the terms set forth in Section 2.4 by notice given to Seller, in which event the Closing shall occur no later than three (3) Business Days following such election, but in no event later than the Outside Closing Date. The failure by Purchaser to make an election within five (5) Business Days after the Closing Date shall be deemed an election not to close title to the Property and to terminate this Agreement. If Purchaser shall elect, or be deemed to have elected, to terminate this Agreement, upon the Downpayment Return, this Agreement shall be deemed canceled and become void and of no further effect, and neither party hereto shall have any obligations of any nature to the other hereunder or by reason hereof, except that the provisions of Sections 12, 13, 23 and 29 hereof shall survive such termination. If Seller elects to adjourn the Closing as provided above, this Agreement shall remain in effect for the period or periods of adjournment in accordance with its terms. Seller shall not be required to take or bring any action or proceeding or any other steps to remove any defect in or objection to title or to fulfill any condition precedent to Purchaser’s obligations under this Agreement or to expend any moneys therefor, nor shall Purchaser have any right of action against Seller therefor, at law or in equity, except that notwithstanding the foregoing, Seller shall pay, discharge or remove of record or cause to be paid, discharged or removed of record at Seller’s sole cost and expense all of the following items: (i) Voluntary Liens (as hereinafter defined) and (ii) liens encumbering the Property which (v) are not Voluntary Liens, (w) are not the responsibility of either a Space Lessee under its Space Lease or the Board of Managers (as hereinafter defined) pursuant to the Condominium Documents to pay, discharge or remove of record, (x) are in liquidated amounts, (y) may be satisfied solely by the payment of money (including the preparation or filing of appropriate satisfaction instruments in connection therewith) and (z) do not exceed $500,000.00 in the aggregate (the “Title Cure Cost Limit”). The term “Voluntary Liens” as used herein shall mean liens and other encumbrances (other than Permitted Exceptions), whether or not in liquidated sums, which Seller has knowingly and intentionally suffered or allowed to be placed on the Property after the date hereof (which excludes judgments, Violations (as hereinafter defined) and federal, state and municipal tax liens).

2.4  Notwithstanding anything in Section 2.3 above to the contrary, Purchaser may at any time accept such title as Seller can convey, without reduction of the Purchase Price (as hereinafter defined) or any credit or allowance on account thereof or any claim against Seller, except that Purchaser shall be entitled to a credit against the Purchase Price in an amount equal to the lesser of (a) the actual cost of curing all defects in or objections to title to the Property that Seller is obligated to cure pursuant to Section 2.3 but has not cured, and (b) the Title Cure Cost Limit less any amounts expended by Seller in curing defects or objections to title. The acceptance of the Deeds (as hereinafter defined) by Purchaser shall be deemed to be full performance of, and discharge of, every agreement and obligation on Seller’s part to be performed under this Agreement, except for such matters which are expressly stated in this Agreement to survive the Closing.

2.5  The amount of any unpaid taxes, assessments and water and sewer charges which Seller is obligated to pay and discharge, with interest and penalties, may at the option of Seller be paid by Purchaser out of the balance of the Purchase Price, if official bills therefor with interest and penalties thereon figured to said date are furnished to or obtained by the Title Company at the Closing for payment thereof and the Title Company omits from the Title Policy any exception therefor.

2.6  If the Property shall, at the time of the Closing, be subject to any liens such as for judgments or transfer, inheritance, estate, franchise, license or other similar taxes or any encumbrances or other title exceptions which would be grounds for Purchaser to reject title hereunder, the same shall not be deemed an objection to title provided that, at the Closing, Seller pays, by Wire Transferred Funds (as hereinafter defined) the amount required to satisfy the same, or at Seller’s option, allows Purchaser a credit against the Purchase Price in an amount sufficient to (a) cause the Title Company at the Closing to omit the same as an exception to the Title Policy (without payment of any special premium) and (b) to satisfy and discharge of record such liens and encumbrances together with the cost of recording or filing such instruments required in connection therewith.

2.7  Other than with respect to such endorsements as may be required in order to render title in compliance with the terms of this Agreement, Purchaser shall be solely responsible for causing the Title Company, at Purchaser’s sole cost and expense to issue any endorsements that Purchaser requires, and the issuance of such endorsements, except as aforesaid, shall not be a condition precedent to Closing or Purchaser’s obligation to perform as required hereunder.

3.  Purchase Price and Payment.

3.1  The purchase price payable to Seller for the Property is Two Hundred Seventy-Three Million and 00/100 Dollars ($273,000,000.00) (the “Purchase Price”), of which One Hundred Eighty Eight Million Three Hundred Seventy Thousand and 00/100 Dollars ($188,370,000.00) is allocable to the Unit A Property and Eighty Four Million Six Hundred Thirty Thousand and 00/100 Dollars ($84,630,000.00) is allocable to the Unit C Property, subject to such apportionments, adjustments and credits as are provided herein.

3.2  The Purchase Price shall be payable as follows:

3.2.1  On the date hereof, THIRTEEN MILLION SIX HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($13,650,000.00) (the “DP Amount”), is payable concurrently herewith in immediately available funds, by federal funds wire transfer (“Wire Transferred Funds”) to the Title Company, as escrow agent (in such capacity, “Escrow Agent”) pursuant to the instructions (the “Wire Instructions”) set forth on Exhibit C attached hereto and made a part hereof (the “Downpayment”). The Downpayment shall be held by Escrow Agent and disbursed in accordance with the terms and conditions of this Agreement. Any interest earned on the Downpayment shall be deemed to be part of the Downpayment and shall be paid together with the principal portion of the Downpayment to the party entitled thereto. Interest earned on the Downpayment shall not be credited toward the Purchase Price at Closing and shall, upon the Closing, be and remain the property of Seller. Notwithstanding the foregoing, Purchaser shall have the right at any time prior to Closing to substitute the Downpayment by providing Escrow Agent with a clean irrevocable non-documentary Letter of Credit payable on sight draft only, with a term of not less than one year and otherwise reasonably acceptable to Escrow Agent naming Escrow Agent as beneficiary in the full amount of the Downpayment issued by a nationally recognized money-center bank which is a member of the New York clearinghouse, in form reasonably satisfactory to Seller (a “Downpayment LC”). Upon Seller’s approval of the letter of credit and delivery of the letter of credit to Escrow Agent, Escrow Agent shall promptly return the cash Downpayment to Purchaser by wire transfer of immediately available funds pursuant to wire instructions to be provided by Purchaser to Escrow Agent.

3.2.2  On the Closing Date, as follows:

(a)   If the Closing occurs prior to the Outside Closing Date (as hereinafter defined) by:

(i)  the acceptance by Unit A Purchaser of title to the Unit A Property subject to, and assumption of the outstanding principal balance as of the Closing Date of that certain indebtedness (the “Unit A Indebtedness”) evidenced by that certain promissory note dated October 10, 2000, in favor of UBS Principal Finance LLC (“Existing Lender”) in the original principal amount of $55,900,000.00 (the “Unit A Note”) and secured, inter alia, by that certain Amended, Restated and Consolidated Mortgage and Security Agreement of even date therewith encumbering the Unit A Property (the “Existing Unit A Mortgage”) and the other documents and instruments evidencing, securing or otherwise relating to the Unit A Indebtedness, all of which are described in Exhibit J attached hereto and made a part hereof;

(ii)  the acceptance by Unit C Purchaser of title to the Unit C Property subject to, and the assumption of the outstanding principal balance as of the Closing Date of that certain indebtedness (the “Unit C Indebtedness” and, together with the Unit A Indebtedness, collectively, the “Existing Indebtedness”) evidenced by that certain promissory note, dated October 10, 2000, in favor of Existing Lender in the original principal amount of $22,100,000.00 (the “Unit C Note” and, together with the Unit A Note, collectively, the “Note”), and secured, inter alia, by that certain Amended and Restated Mortgage and Security Agreement of even date therewith encumbering the Unit C Property (the “Existing Unit C Mortgage”, and together with the Existing Unit A Mortgage, collectively, the “Existing Mortgage”), and the other documents and instruments evidencing or securing the Unit C Indebtedness, all of which are described in Exhibit J (the Note, the Existing Mortgage and such other documents and instruments which evidence and secure the Existing Indebtedness are collectively referred to herein as the “Existing Loan Documents”);

(iii)  (A) if Purchaser has made the Downpayment in cash, payment to Seller of the amount by which (x) the Purchase Price exceeds (y) the sum of (1) the Existing Indebtedness plus (2) the DP Amount, and (B) if Purchaser has delivered a Downpayment LC, payment to Seller of the amount by which the Purchase Price exceeds the Existing Indebtedness, in each case, subject to the apportionments, adjustments and credits provided in this Agreement, by wire transfer of immediately available funds to an account or accounts designated by Seller.

(b)  If the Closing occurs on the Outside Closing Date, (i) if Purchaser has made the Downpayment in cash, Purchaser shall pay to Seller the amount by which the Purchase Price exceeds the Downpayment and (ii) if Purchaser has delivered a Downpayment LC, Purchaser shall pay to Seller the Purchase Price, in each case subject to apportionments, adjustments and credits as provided in this Agreement.

3.2.3  The parties hereto acknowledge and agree that the value of the Personal Property and the Intangible Personal Property is de minimis and that no part of the Purchase Price is allocable thereto.

3.3  Subject to Section 23.1.3, whenever in this Agreement Purchaser is entitled to a return of the Downpayment, Purchaser shall be entitled to the return of the Downpayment actually being held by Escrow Agent pursuant to this Agreement, together with all interest earned thereon or, if Purchaser has provided a Downpayment LC, return of the Downpayment LC. Subject to Section 23.1.3, whenever in this Agreement Seller is entitled to retain the Downpayment, Seller shall be entitled to the Downpayment actually being held by Escrow Agent pursuant to this Agreement, together with all interest earned thereon or the Downpayment LC actually delivered to Escrow Agent and shall be entitled to draw or instruct Escrow Agent to draw thereupon and Escrow Agent shall deliver the proceeds of such Downpayment LC to Seller.

3.4  For the purposes of this Agreement, the capitalized term “Business Day” means any day of the year on which banks are not required or are authorized by law to close in New York City.

3.5  Whenever it is provided in this Agreement that Purchaser is entitled to a credit to be applied toward payment of the Purchase Price, Seller may elect to pay to Purchaser at Closing, by Wire Transferred Funds, an amount equal to such credit as Purchaser is so entitled in lieu of such credits.

4.  Closing.

4.1  The closing of the transaction contemplated hereby (the “Closing”) shall occur at 10:00 AM Eastern Standard Time on April 30, 2007 (such date, as the same may be adjourned as provided herein, being herein referred to as the “Closing Date”).

4.2  Purchaser and Seller shall each be entitled to adjourn the date scheduled for Closing one or more times by delivering to the other notice of any such adjournment on or before the then scheduled Closing Date, setting forth the adjourned date for Closing. Notwithstanding the foregoing, under no circumstances shall the Closing Date be adjourned to a date later than 10:00 AM Eastern Standard Time on June 11, 2007 (the “Outside Closing Date”).

4.3  The Closing will occur at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166. TIME SHALL BE OF THE ESSENCE WITH RESPECT TO THE OBLIGATION OF BOTH SELLER AND PURCHASER TO CLOSE ON THE OUTSIDE CLOSING DATE.

5.  As Is.

5.1  (a) Except as is expressly set forth in this Agreement to the contrary, Purchaser is expressly purchasing the Property “AS IS, WHERE IS, AND WITH ALL FAULTS” as of the date hereof. Seller has specifically bargained for the assumption by Purchaser of all responsibility to investigate the Property, Laws and Regulations, Facts, Space Leases and Service Contracts and of all risk of adverse conditions existing as of the date hereof and has structured the Purchase Price and other terms of this Agreement in Purchase Price thereof. Purchaser has undertaken all such investigations of the Property, Laws and Regulations, Facts, Space Leases and Service Contracts as Purchaser deems necessary or appropriate under the circumstances as to the current status of the Property and based upon same, except as is expressly set forth in this Agreement to the contrary, Purchaser is and will be relying solely upon such inspections and examinations and the advice and counsel of its own consultants, agents, legal counsel and officers.

(b)  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER NOR ANY PERSON ACTING ON BEHALF OF SELLER, NOR ANY PERSON OR ENTITY WHICH PREPARED OR PROVIDED ANY OF THE MATERIALS REVIEWED BY PURCHASER IN CONDUCTING ITS DUE DILIGENCE, NOR ANY DIRECT OR INDIRECT OFFICER, DIRECTOR, PARTNER, MEMBER, SHAREHOLDER, EMPLOYEE, AGENT, REPRESENTATIVE, ACCOUNTANT, ADVISOR, ATTORNEY, PRINCIPAL, AFFILIATE, CONSULTANT, CONTRACTOR, SUCCESSOR OR ASSIGN OF ANY OF THE FOREGOING PARTIES (SELLER AND ALL OF THE OTHER PARTIES DESCRIBED IN THE PRECEDING PORTIONS OF THIS SENTENCE (OTHER THAN PURCHASER AND/OR ANY AFFILIATE THEREOF) SHALL BE REFERRED TO HEREIN COLLECTIVELY AS THE “EXCULPATED PARTIES”) HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY ORAL OR WRITTEN REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESSED OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE (INCLUDING WITHOUT LIMITATION WARRANTIES OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), WITH RESPECT TO THE PROPERTY, THE PERMITTED USE OF THE PROPERTY OR THE ZONING AND OTHER LAWS AND REGULATIONS APPLICABLE THERETO OR THE COMPLIANCE BY THE PROPERTY THEREWITH, THE REVENUES AND EXPENSES GENERATED BY OR ASSOCIATED WITH THE PROPERTY OR OTHERWISE RELATING TO THE PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREIN. PURCHASER FURTHER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN THE AGREEMENT, ALL MATERIALS THAT HAVE BEEN PROVIDED BY ANY OF THE EXCULPATED PARTIES HAVE BEEN PROVIDED WITHOUT ANY WARRANTY OR REPRESENTATION, EXPRESSED OR IMPLIED AS TO THEIR SUITABILITY FOR ANY PURPOSE OR ACCURACY AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER SHALL NOT HAVE ANY RECOURSE AGAINST SELLER OR ANY OF THE OTHER EXCULPATED PARTIES IN THE EVENT OF ANY ERRORS THEREIN OR OMISSIONS THEREFROM. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER IS ACQUIRING THE PROPERTY BASED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION AND INSPECTION OF THE PROPERTY AND NOT IN RELIANCE ON ANY INFORMATION PROVIDED BY SELLER, OR ANY OF THE OTHER EXCULPATED PARTIES.

5.2  Except as is expressly set forth in this Agreement to the contrary Seller hereby disclaims all warranties of any kind or nature whatsoever (including warranties of habitability and fitness for particular purposes), whether expressed or implied, including, without limitation, warranties with respect to the Property. Except as is expressly set forth in this Agreement to the contrary, Purchaser acknowledges that it is not relying upon any representation of any kind or nature made by Seller, or any of its direct or indirect members, partners, shareholders, officers, directors, employees or agents (collectively, the “Seller Related Parties”) with respect to the Property. Notwithstanding anything to the contrary contained herein, this Article 5 does not limit or affect in any way any indemnification provision contained in this Agreement.

5.3  Seller makes no warranty with respect to the presence of Hazardous Materials (as hereinafter defined) within the Units. Purchaser’s consummation of the closing hereunder shall be deemed to constitute an express waiver of Purchaser’s right to cause Seller to be joined in any action brought under any Environmental Laws (as hereinafter defined). The term “Hazardous Materials” shall mean (a) those substances included within the definitions of any one or more of the terms “hazardous materials”, “hazardous wastes”, “hazardous substances”, “industrial wastes”, and “toxic pollutants”, as such terms are defined under the Environmental Laws, or any of them, (b) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof, (c) natural gas, synthetic gas and any mixtures thereof, (d) asbestos and or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable, (e) polychlorinated biphenyl (“PCBs”) or PCB-containing materials or fluids, (f) radon, urea formaldehyde, lead, lead in drinking water or lead based paint, (g) any pathogen, toxin or other biological agent or condition including, without limitation, any fungus, mold, mycotoxin or microbial matter naturally occurring or otherwise, (h) any other hazardous or radioactive substance, material, pollutant, contaminant or waste, and (i) any other substance with respect to which any Environmental Law or governmental authority requires environmental investigation, monitoring or remediation. The term “Environmental Laws” shall mean all federal, state and local laws, statutes, guidelines, codes, ordinances, regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S. §§ 6901 et seq.), the Toxic Substance Control Act, as amended (42 U.S.C. §§ 7401 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300f et seq.), Environmental Protection Agency regulations pertaining to Asbestos (including, without limitation, 40 C.F.R. part 61, Subpart M), the United States Environmental Protection Agency Guidelines on Mold Remediation in Schools and Commercial Buildings, the United States Occupational Safety and Health Administration regulations pertaining to Asbestos (including, without limitation, 29 C.F.R. Sections 1910.1001 and 1926.58), applicable New York State and New York City statutes and the rules and regulations promulgated pursuant thereto regulating the storage, use and disposal of Hazardous Materials, the New York City Department of Health Guidelines on Assessment and Remediation of Fungi in Indoor Environments and any state or local counterpart or equivalent of any of the other federal statutes, rules and regulations set forth above, and any federal, state or local transfer of ownership notification or approval statutes.

5.4  Subject to Section 2.1.11, Purchaser shall accept title to the Property at Closing subject to any and all Violations (whether or not of record), including, without limitation, those which are either (a) the express obligation of a Space Lessee under its Space Lease or (b) the obligation of the Board of Managers pursuant to the Condominium Documents, to be cured and removed of record.

5.5  Purchaser has relied solely upon Purchaser’s own knowledge of the Property based on Purchaser’s due diligence in determining the Property’s physical condition. Except as expressly set forth in this Agreement to the contrary, Purchaser releases Seller, the Seller Related Parties and their respective successors and assigns from and against any and all claims which Purchaser or any party related to or affiliated with Purchaser (each, a “Purchaser Related Party”) has or may have arising from or related to any matter or thing related to or in connection with the Property including the documents and information referred to herein, the Space Leases and the Space Lessees thereunder, any construction defects, errors or omissions in the design or construction and any environmental conditions, and, except as expressly set forth in this Agreement to the contrary, neither Purchaser nor any Purchaser Related Party shall look to Seller, the Seller Related Parties or their respective successors and assigns in connection with the foregoing for any redress or relief. This release shall be given full force and effect according to each of its express terms and provisions, including those relating to unknown and unsuspected claims, damages and causes of action. To the extent required to be operative, the disclaimers and warranties contained herein are “conspicuous” disclaimers for purposes of any applicable law, rule, regulation or order. Seller acknowledges and agrees that the disclaimer and release contained in this Section 5.5 specifically excludes and does not apply to Purchaser’s right to implead Seller in any action against Purchaser by any third-party and/or governmental entity relating to the physical, environmental and/or structural condition of the Property or any law or regulation applicable thereto.

5.6  Purchaser further acknowledges and agrees that Purchaser’s due diligence included the opportunity to assess the financial status and credit quality of the Space Lessees. Seller is making no warranties regarding the financial status or credit quality of any Space Lessee either currently or at Closing, and Purchaser assumes the risk between the date hereof and the Closing of any diminution of the financial status or credit quality or any bankruptcy of any Space Lessee. Without limiting the generality of the foregoing, Purchaser assumes the risk that between the date hereof and the Closing Date (i) any Space Lessee may default of its obligations under its Space Lease, or may increase the period of its delinquency in payment of rent, and Seller may terminate the applicable Space Lease on account thereof, or (ii) any Space Lease may be rejected in a bankruptcy proceeding of a Space Lessee, and any such default, termination or rejection shall not constitute or contribute to a breach of any representation or warranty of Seller under this Agreement or to the failure of a condition to Purchaser’s obligation to close title hereunder, nor shall Purchaser be entitled to any reduction of the Purchase Price on account thereof.

5.7  In the event the fines associated with curing Contract Period Violations exceed the Violations Cap, then Purchaser shall have the right, in its sole discretion, to either (a) terminate this Agreement by written notice to Seller and Escrow Agent in which event Escrow Agent shall repay to Purchaser the Downpayment, together with any interest earned thereon or return to Purchaser the Downpayment L/C or (b) elect to close title to the Property without any adjustment to the Purchase Price; provided however that in the event that Purchaser elects to terminate this Agreement pursuant to clause (a) above, Seller shall have the right, by written notice to Purchaser delivered not later than five (5) business days after Seller’s receipt of Purchaser’s termination notice, to elect to cause Purchaser to close title to the Property and receive a credit against the Purchase Price in an amount by which the fines associated with curing the Contract Period Violations exceed the Violations Cap, in which event Purchaser’s termination notice shall be null and void and Purchaser shall be obligated to close title hereunder.

5.8  The provisions of this Section 5 shall survive the termination of this Agreement or the Closing and shall not be deemed to have merged into any of the documents executed or delivered at the Closing.

6.  Apportionments.

6.1  At the Closing, the following items shall be apportioned between the parties as of 11:59 PM on the day preceding the Closing Date. Except as hereinafter expressly provided, all prorations shall be done on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed to the Closing Date or the actual number of days in the month in which the Closing occurs, as applicable. Any errors in the apportionments pursuant to this Section 6 shall be corrected by appropriate re-adjustment between Seller and Purchaser post-Closing, provided that notice of any such error, with supporting calculations, shall be given by Purchaser to Seller or by Seller to Purchaser, as the case may be, no later than one (1) year after the Closing, and all such apportionments shall be deemed final as of such date. Except as otherwise specifically provided for herein, all apportionments shall be made in the manner recommended by the Customs in Respect to Title Closings of the Real Estate Board of New York, Inc., and there shall be no other apportionments. The items to be apportioned are:

6.1.1  (a)Fixed rent (including electricity, if applicable) under Space Leases (“Fixed Rent”) which is collected on or prior to the Closing in respect of the month in which the Closing occurs (the “Current Month”), shall be apportioned on a per diem basis based upon the number of days in the Current Month prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Month on and after the Closing Date (which shall be allocated to Purchaser). If, at the Closing, any Fixed Rent is unpaid subject to clause (c) below, payments of Fixed Rent thereafter received from such Space Lessee shall be applied and disbursed in the following order and priority:

(i)  First, on account of Fixed Rent owing by such Space Lessee in respect of the Current Month, to be apportioned between Seller and Purchaser as provided in Section 6.1.1(a);

(ii)  Next, to Purchaser, in an amount equal to all other Fixed Rent owing by such Space Lessee in respect of all periods after the Current Month;

(iii)  Next, to Seller, in an amount equal to all other Fixed Rent owing by such Space Lessee in respect of all periods prior to the Current Month; and

(iv)  The balance, if any, to Purchaser.

Each party agrees to remit reasonably promptly to the other the amount of such rents to which such party is so entitled and to account to the other party monthly in respect of same. Seller shall have the right from time to time for a period of three hundred sixty-five (365) days following the Closing, on reasonable prior notice to Purchaser, to review Purchaser’s rental records with respect to the Property to ascertain the accuracy of such accountings. All such reviews shall be conducted at Purchaser’s place of business during normal business hours at no cost or expense to Purchaser and in a manner which does not interfere with Purchaser’s business operations or those of its tenants. Purchaser shall have the right from time to time for a period of three hundred sixty-five (365) days following the Closing, on reasonable prior notice to Seller, to review Seller’s rental records with respect to the Property to ascertain the accuracy of such accountings. All such reviews shall be conducted at Seller’s place of business during normal business hours at no cost or expense to Seller and in a manner which does not interfere with Seller’s business operations or those of its tenants.

(b)  If the Closing shall occur prior to the time when any rental payments for fuel pass-alongs, so-called escalation rent or charges based upon real estate taxes, operating expenses, labor costs, cost of living or consumer price increases, a percentage of sales or like items (collectively, “Overage Rent”) are payable for any period which includes the period prior to the Closing, then such Overage Rent for the applicable accounting period in which the Closing occurs shall be apportioned subsequent to the Closing. Purchaser agrees that it will receive in trust and pay over to Seller, within thirty (30) days after Purchaser’s receipt thereof, a pro-rated amount of such Overage Rent paid subsequent to the Closing by such Space Lessee based upon the portion of such accounting period which occurs prior to the Closing (to the extent not theretofore collected by Seller on account of such Overage Rent prior to the Closing), and shall account to Seller in respect of the same. If, prior to the Closing, Seller shall collect any sums on account of Overage Rent or fixed rent for a year or other period, or any portion of such year or other period, beginning prior but ending subsequent to the Closing, such sums shall be apportioned at the Closing as of the date of the Closing.

(c)  Overage Rent prepaid by Space Lessees or otherwise payable by Space Lessees based on an estimated amount and subject to adjustment or reconciliation pursuant to the related Space Leases subsequent to the Closing shall be apportioned as provided in Section 6.1.1(b) hereof and shall be re-apportioned as and when the related Space Lessee’s actual obligation for such Overage Rent is reconciled pursuant to the related Space Lease. Purchaser and Seller shall jointly determine whether the items constituting Overage Rent have been overbilled or underbilled with respect to accounting periods prior to or in which the Closing occurs. If Purchaser and Seller determine (subject to any protest rights of any Space Lessee) that there has been an overbilling and an overbilled amount has been received, Purchaser shall reimburse or credit against Overage Rent next coming due such amount to the Space Lessees which paid the excess amount and the parties shall contribute to such reimbursement in the respective proportions in which the applicable overbilled Overage Rents were previously apportioned between the parties as provided in Section 6.1.1(b). If Purchaser and Seller determine (subject to any protest rights of any Space Lessee) that there has been an underbilling, the additional amount may be billed to the Space Lessees who are determined to owe such additional amount, and the parties shall apportion such amount(s) so received in the respective proportions in which Overage Rents were previously apportioned between the parties as provided in Section 6.1.1(b). If Purchaser fails or refuses to seek Seller’s approval of any determination as to the existence of any underbilling or overbilling and unilaterally makes such determination, Seller shall have no obligation to contribute toward any reimbursement of Space Lessees made by Purchaser and Seller shall be entitled to recover from Purchaser Seller’s proportionate share of any underbilled amount established by Seller.

(d)  Amounts payable by Space Lessees in respect of overtime heat, air conditioning or other utilities or services, freight elevator charges, supplemental water, HVAC and condenser charges, services or repairs and labor costs associated therewith, above standard cleaning and all other items which are payable to Seller as reimbursement or payment for above standard overtime services whether pursuant to such Space Lessee’s Space Lease or pursuant to a separate agreement with Seller (collectively “Reimburseables”) shall not be adjusted, and shall, subject to clause (c) above, belong to the party furnishing such utilities, labor or services to such Space Lessee.

(e)  If any Space Lessee expressly identifies any payment of Post Closing Rent as a payment made to be in respect of a period prior to the Closing, or such payment of Post Closing Rent is otherwise determinable from the context of such payment as being in respect of a period prior to the Closing (e.g., it is accompanied by an invoice for an item of Fixed Rent or Overage Rent in such amount), then, provided that at the time of such payment such Space Lessee is current for the period following the Closing in the payment of (i) Fixed Rent, and (ii) that portion of Overage Rent relating to real estate taxes, the payment (or portion thereof) so identified shall be remitted by Purchaser to Seller (subject to apportionment if in respect of the Current Month).

(f)  All unapplied security deposits and advance rentals in the nature of security deposits paid by Space Lessees (or any predecessor thereof) pursuant to Space Leases (“Security Deposits”) which are described in Exhibit D, shall be delivered to Purchaser at the Closing or, at the option of Seller, Security Deposits held in cash at Closing shall be credited toward the Purchase Price. Any transfer fees or charges due in respect of the assignment and/or replacement of any unapplied security deposit comprised of a letter of credit (a “Security LC”) shall be borne by Seller. To the extent that any Security LC shall not be transferable as of the Closing, Seller and Purchaser shall cooperate with each other following the Closing so as to transfer the same to Purchaser or to obtain a replacement letter of credit with respect thereto in favor of Purchaser as soon as practicable after the Closing. Seller shall deliver any such Security LC to Purchaser at the Closing and until any such Security LC shall be transferred or replaced, Seller shall, within two (2) Business Days of receipt of Purchaser’s certification that an event has occurred under the applicable Space Lease entitling the landlord thereunder to apply the Security Deposit, draw upon the same and deliver the proceeds to Purchaser for Purchaser’s application in accordance with the applicable Space Lease provided that such certification of Purchaser shall contain an agreement in form and substance reasonably satisfactory to Seller, whereby Purchaser indemnifies and holds Seller harmless from and against any and all obligations, liabilities, claims, demands, losses, damages, causes of action, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising in connection with such drawing. The provisions of this Section 6.1.1(g) shall survive the Closing.

(g)  (i) For a period not to exceed six (6) months subsequent to the Closing, Purchaser agrees that it shall include in its regular rent statements to Space Lessees the amount of any Fixed Rent and Overage Rent due to Seller pursuant to this Agreement; provided, however, that Purchaser shall not be required to institute legal proceedings for the collection of such sums or incur any additional expense in connection therewith.

(ii)  Prior to the Closing, Seller may bring an action against any Space Lessee for which an Arrearage exists, and subsequent to the Closing, Seller shall retain the right to bring a separate and independent cause of action for money damages only against any Space Lessee as to which an Arrearage exists as of the Closing, it being understood and agreed that, as of the date hereof, Seller shall have no right to terminate any Space Lease without the Purchaser’s prior written consent, exercisable by Purchaser in its sole discretion. At any time after Seller commences any such action, Purchaser, at its sole option, may purchase the Arrearage from Seller for an amount equal the Arrearage which exists as of the Closing. Thereafter Purchaser shall be the sole party entitled to bring an action or proceeding (or maintain the action commenced by Seller) against any Space Lessee for which such an advance has been made. All payments thereafter received in respect of the Arrearage by Purchaser shall be retained by Purchaser.

(h)  Seller shall have the right from time to time for a period expiring on the later of (i) of one hundred eighty (180) days following the Closing, or (ii) the disposition or settlement of any litigation pending against any Space Lessee on reasonable prior notice to Purchaser, to review Purchaser’s rental records with respect to the Property to ascertain the accuracy of such accountings. All such reviews shall be conducted at Seller’s place of business during normal business hours at no cost or expense to Seller and in a manner which does not interfere with Seller’s business operations or those of its tenants. Purchaser shall have the right from time to time for a period of one hundred eighty (180) days following the Closing, on reasonable prior notice to Seller, to review Seller’s rental records with respect to the Property to ascertain the accuracy of such accountings. All such reviews shall be conducted at Purchaser’s place of business during normal business hours at no cost or expense to Purchaser and in a manner which does not interfere with Purchaser’s business operations or those of its tenants.

6.1.2  Except to the extent required to be paid by Space Lessees directly to the applicable taxing authority pursuant to the related Space Leases, real estate taxes, BID charges or assessments, unmetered water and sewer charges and vault charges, if any, and any and all other municipal or governmental assessments of any and every nature levied or imposed upon the Property in respect of the current fiscal year of the applicable taxing authority in which the Closing Date occurs (the “Current Tax Year”), on a per diem basis based upon the number of days in the Current Tax Year prior to the Closing Date (which shall be allocated to and paid by Seller on or prior to Closing) and the number of days in the Current Tax Year on and after the Closing Date (which shall be allocated to Purchaser). If the Closing shall occur before the tax rate for the Current Tax Year is fixed, the apportionment of real estate taxes shall be upon the basis of the tax rate for the next preceding fiscal period applied to the latest assessed valuation. Promptly after the new tax rate is fixed for the fiscal period in which the Closing takes place, the apportionment of real estate taxes shall be recomputed. In the event that the tax rate for the Current Tax Year is adjusted after the date hereof, the adjusted tax rate shall be deemed to apply to real estate taxes for the entire Current Tax Year, and the installment of real estate taxes payable in respect of the Property on January 1, 2007 shall be recalculated to reflect the new tax rate for the purposes of apportionment hereunder. Upon the Closing Date and subject to the adjustment provided above, Purchaser shall be responsible for real estate taxes and assessments levied or imposed upon the Property payable in respect of the Current Tax Year and all periods after the Current Tax Year. In the event that any assessments levied or imposed upon the Property are payable in installments, the installment for the Current Tax Year shall be prorated in the manner set forth above and Purchaser hereby assumes the obligation to pay any such installments due on and after the Closing Date.

6.1.3  (a) If the Closing occurs prior to the Outside Closing Date, Interest accrued in respect of the Existing Indebtedness for the Current Month, on a per diem basis, based upon the number of days in the Current Month prior to the Closing (which shall be allocated to and paid by Seller), and the number of days on and after the Closing (which shall be the responsibility of Purchaser).

(b)  If Purchaser assumes the Existing Indebtedness pursuant to Section 35 below, the amounts held by Existing Lender (as hereinafter defined) in the reserve and escrow accounts (individually, a “Reserve Account” and collectively, the “Reserve Accounts”) set forth in Exhibit H attached hereto and made a part hereof, shall be assigned to Purchaser, and Seller shall receive a credit at Closing in an amount equal to the balance in the Reserve Accounts.

6.1.4  Common Charges (as defined in the Declaration) payable in respect of the Units, determined to be due by the Board of Managers of the Condominium (the “Board of Managers”). Such apportionment shall at Closing be based upon the amounts paid by Seller pursuant to the current budget of the Condominium, and shall be recalculated after the Closing when actual Common Charges for the period which includes the Current Month are finally determined by the Board of Managers. Seller shall at Closing pay all Unit Expenses (as defined in the Declaration) payable in respect of the period prior to the Closing.

6.1.5  Charges payable under Service Contracts in respect of the Current Billing Period on a per diem basis based upon the number of days in the current billing period prior to the Closing Date (which shall be allocated to Seller) and the number of days in the current billing period on and after the Closing Date (which shall be allocated to Purchaser) and assuming that all charges are incurred uniformly during the current billing period.

6.1.6  Tenant Improvement Costs (as hereinafter defined), if any, as listed on Exhibit S and Payable Commissions (as hereinafter defined), if any, payable under the Leasing Brokerage Agreements (as hereinafter defined) and listed on Exhibit E, in each case in respect of any and all Space Leases entered into at any time prior to the date hereof, shall be either paid by Seller on or prior to the Closing or credited to Purchaser at Closing. Commissions payable in connection with the exercise after the date hereof of any renewal, extension or expansion option provided for in any Space Lease shall be allocated to, and paid by Purchaser.

6.1.7  Any charges or fees for transferable licenses and Permits for the Property.

6.1.8  The remaining unpaid cost of any work required to complete capital improvement projects that have been commenced, but not completed, as of the date hereof (but not projects included in the current budget that have not been commenced as of the date hereof), which costs are set forth on Exhibit CC attached hereto, shall be credited to Purchaser.

6.1.9  Seller shall be responsible for all Tenant Improvement Costs identified as unclaimed on Exhibit E (“Unclaimed TIs”). To the extent that any such Unclaimed TIs have not been claimed by the tenant entitled thereto and have not been paid by Seller prior to Closing, if such Unclaimed TIs are later claimed by the applicable tenant, then upon receipt of proof of payment thereof by the Purchaser, Seller shall or shall cause SL Green Realty Corp. to pay to Purchaser an amount equal to the amount paid by Purchaser in respect of such Unclaimed TI.

6.1.10  Interest and administrative fees allowable by law on Space Lessees’ security deposits as provided in Section 6.1.1(f).

6.1.11  All other items customarily apportioned in connection with sales of similar property in the State and City of New York.

6.2   If there are water meters or submeters measuring water consumption within the Units or any meters or submeters measuring the supply of steam, electricity or gas, Seller shall endeavor to furnish readings to a date not more than five (5) days prior to the Closing Date, and the unfixed meter charges and the unfixed sewer rents, if any, based thereon for the intervening time shall be apportioned on the basis of such last readings. If Seller fails or is unable to obtain such readings, the Closing shall nevertheless proceed and the parties shall apportion the meter charges and sewer rents on the basis of the last readings and bills received by Seller and the same shall be appropriately readjusted after the Closing on the basis of the next subsequent bills. Unpaid water meter and other utility charges as of the Closing Date which (a) are the obligation of Space Lessees under Space Leases who are current in all monetary obligations under their respective Space Lease and (b) are less than thirty (30) days old, shall not be an objection to title and Purchaser shall look solely to such Space Lessees for collection of such amounts.

6.3  Seller shall furnish to Purchaser not less than two (2) Business Days prior to the Closing a proposed closing statement setting forth proposed closing adjustments and other credits and charges to each party pursuant to this Agreement.

6.4  The provisions of this Section 6 shall survive the Closing; provided, however, that any re-prorations or re-apportionments shall be made as and when required under Section 6.1 above. Any corrected adjustment or proration shall be paid in Wire Transferred Funds to the party entitled thereto.

7.  Representations and Warranties of the Parties; Certain Covenants.

7.1  Unit A Seller warrants, represents and covenants to and with Purchaser solely as to itself and as to Unit A and Unit C Seller warrants, represents and covenants to and with Purchaser solely as to itself and as to Unit C that the following are true and correct as to such entity on the date hereof (or as of the date set forth on the applicable Exhibit if a preparation date is set forth thereon):

7.1.1  Seller is a limited liability company duly formed and in good standing under the laws of the State of Delaware and has the requisite power and authority to enter into and to perform the terms of this Agreement. Seller is not subject to any law, order, decree, restriction or agreement which prohibits or would be violated by this Agreement or the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of Seller. This Agreement constitutes, and each document and instrument contemplated hereby to be executed and delivered by Seller, when executed and delivered, shall constitute the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its respective terms (subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally).

7.1.2  Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code 1986, as amended, or any regulations promulgated thereunder (collectively, the “Code”).

7.1.3   Except for the waiver by Citibank of the right of first offer of Citibank to purchase Unit A, which waiver Seller and Purchaser acknowledge and agree has been obtained and is attached hereto as Exhibit BB, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires Seller to obtain any consent, authorization, approval or registration under any law, statute, rule, regulation, judgment, order, writ, injunction or decree which is binding upon Seller other than the right of the Board of Managers to object to the transfer of the Property.

7.1.4  There are no judgments, orders, or decrees of any kind against Seller unpaid or unsatisfied of record, nor any actions, suits or other legal or administrative proceedings pending or, to the best of Seller’s actual knowledge, threatened in writing against Seller, which could have any material adverse effect on Seller or the Property or the ability of Seller to consummate the transactions contemplated by this Agreement.

7.1.5  There are no leases or other written agreements for the use or occupancy of all or any portion of the Property to which Seller is a party or by which Seller is bound other than those set forth on Exhibit F attached hereto and made a part hereof (such leases or occupancy agreements, together with all renewals, replacements and amendments thereof entered into after the date hereof in accordance with Section 27, being herein referred to as the “Space Leases”). Seller has delivered or made available to Purchaser true, correct and complete copies of all of the Space Leases, and has delivered to Purchaser or made available to Purchaser for review all material tenant correspondence relating to the Space Leases in the possession or control of Seller or Seller’s property manager (collectively, the “Lease Files”).

7.1.6  As to the Space Leases:

(a)  None has been modified except as set forth on Exhibit F and, to Seller’s knowledge each is in full force and effect. The rent roll (the “Rent Roll”) attached hereto as Exhibit G is true, accurate and complete in all material respects as of the date hereof. No Space Lessee is more than thirty (30) days in arrears of its obligations to pay Fixed Rent or Overage Rent, except as set forth on the schedule attached hereto as Exhibit G-1 and made a part hereof (the “Arrearage Schedule”).

(b)  (i)Seller has not received written notice that it is in default in any of its obligations under any Space Lease which has not been cured or waived in writing.

(c)  Except as expressly set forth in the Space Leases, no Space Lessee is entitled to any free rent, abatement, rent concession or tenant improvement allowance, other than Tenant Improvement Costs, if any, which are to be prorated pursuant to Section 6.1.6.

(d)  Except as otherwise set forth in Space Leases or in the Rent Roll, no Space Lessee has prepaid any rents or additional rents for more than one (1) month in advance.

(e)  Seller is in possession of the Security Deposits set forth in the schedule attached hereto as Exhibit D and made a part hereof, which schedule correctly sets forth whether such Security Deposit is held in cash or Security LC. No security deposits in the form of cash deposits or letters of credit have been paid to Seller by or on behalf of the Space Lessees except as set forth in Exhibit D.

(f)  Except as set forth on Exhibit E attached hereto and made a part hereof, there are no leasing brokerage commissions (or unpaid installments thereof) with respect to any Space Leases (the “Payable Commissions”) which are now due and payable (including, renewals, extensions or expansions of any Space Lease, regardless of whether or not such renewal, extension or expansion is pursuant to a provision contained in an existing Space Lease). Exhibit E sets forth the sole leasing brokerage agreements entered into by Seller (“Leasing Brokerage Agreements”) relating to the Property in effect on the date hereof. At Closing, Purchaser shall assume the obligations of Seller arising from and after the Closing under the Leasing Brokerage Agreements pursuant to the Omnibus Assignment (as hereinafter defined).

(g)  Except as set forth on Exhibit S, there is no tenant improvement work required to be performed by the landlord under any Space Lease or for which the landlord is required under any Space Lease to reimburse any Space Lessee which has not been completed and/or the costs of which (the “Tenant Improvement Costs”) have not been paid.

(h)  Notwithstanding anything to the contrary contained in this Agreement, (i) Seller does not represent or warrant that any particular Space Lease will be in force or effect at Closing, that the Space Lessees will have performed their obligations under the Space Leases or that the Space Lessees will not be the subject of bankruptcy proceedings, that any demised premises under any Space Lease are actively occupied by any Space Lessee and (ii) the existence of any default by a Space Lessee, the failure of a Space Lessee to perform its obligations under its Space Lease, the termination of any Space Lease prior to Closing by reason of the Space Lessee’s default or the existence of bankruptcy proceedings pertaining to any Space Lessee, shall not, except as otherwise provided herein, affect the obligation of Purchaser to close under this Agreement.

7.1.7  Seller has not received written notice from a governmental authority of violation of any Environmental Law that has not been cured.

7.1.8  Except as set forth on the Rent Roll attached hereto as Exhibit G or on the list of pending litigation attached hereto and made a part hereof as Exhibit I and other than actions or suits covered by insurance, there are no actions to which Seller is a party, suits to which Seller is a party or proceedings to which Seller is a party (including landlord/tenant proceedings) pending or threatened in writing against Seller or the Property, at law or in equity, before any federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality which is reasonably likely to, if adversely determined, prohibit or impair Seller from consummating the transactions contemplated hereby. There are no disputes pending or threatened by Seller or, to the best of Seller’s knowledge, any other Owners (as defined in the Declaration) against the Board of Managers or any other Owners and there are no pending or, to the best of Seller’s knowledge, threatened arbitrations of any such disputes, as contemplated under Section 8.01 of the By-Laws. Exhibit I-1 sets forth all pending Tax Proceedings (as hereinafter defined).

7.1.9  There are no employees of Seller working at or in connection with the Property and Seller is not a party to any union or collective bargaining agreements or employment agreements affecting the Property as of the date hereof nor shall any such agreements be in effect as of the Closing Date.

7.1.10  Seller’s affiliate, S.L. Green Management Corp. is the current managing agent of the Condominium under the Management Agreement dated March 28, 2003.

7.1.11  As to the Condominium:

(a)  The Declaration has not been further modified or amended.

(b)  The Board of Managers is comprised of ten (10) individuals, of whom Marc Holliday, Greg Hughes, Andrew Levine, Andrew Mathias and Ed Piccinich are the five (5) designees of Seller currently entitled to serve on the Board of Managers (all designees of Seller, from time to time, collectively, the “Seller Designees”).

(c)  Upon the execution hereof, Seller will provide notice to the Board of Managers of Seller’s intention to transfer the Units to Purchaser in the form attached hereto as Exhibit K and made a part hereof. Seller shall provide Purchaser with a true, correct and complete copy of such notice simultaneously with its delivery to the Board of Managers.

(d)  To the best knowledge of Seller, Seller has not failed to perform any of its obligations under the Declaration and, accordingly, the Board of Managers has not made any expenditure or incurred any obligation on behalf of Seller.

(e)  Neither Seller nor, to the best knowledge of Seller, any of the occupants of the Units has erected or is now maintaining any antenna or related equipment on the roof of the Building, except as set forth in Exhibit L attached hereto and made a part hereof.

(f)  To the best of Seller’s knowledge, other than as set forth in the 2007 budget delivered to Purchaser, the Board of Managers has not adopted, and has no plans to adopt, any planned special assessment or maintenance increase for the Units or any other portion of the Building.

7.1.12  There are no Service Contracts in respect of the Property except as set forth on Exhibit T attached hereto and made a part hereof. Seller has delivered to Purchaser true, correct and complete copies of all of the Service Contracts. Nothing herein contained shall be deemed to be a guaranty, warranty or assurance that the Service Contracts, or any of them, will be in effect at the Closing, and the termination of any Service Contract prior to the Closing shall not affect Purchaser’s obligations hereunder.

7.1.13  All undisputed bills and claims for labor performed and materials furnished to or for the account of Seller arising prior to the Closing Date will be paid in full by Seller in the ordinary course of business.

7.1.14  Seller has not received any written notice from any governmental authority of (i) any pending, threatened or contemplated annexation or condemnation proceedings, or private purchase in lieu thereof, affecting or which may affect the Property or the Building, or any part thereof, (ii) any proposed or pending proceeding to change or redefine the zoning classification of all or any part of the Property or the Building, (iii) any proposed or pending special condominium, tax or other assessments affecting the Property or any portion thereof and (iv) any penalties or interest due with respect to real estate taxes assessed against the Property.

7.1.15  Seller has not received written notice from any governmental authority that any of the Permits are subject to, or in jeopardy of, cancellation or non-renewal. True, correct and complete copies of Permits that are within the possession or control of Seller have been provided or made available to Purchaser.

7.1.16  Seller represents to Purchaser that neither it nor any of its constituents have engaged in any dealings or transactions, directly or indirectly, (a) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. § I et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 DFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (b) in contravention of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “USA PATRIOT ACT”) or Executive Order No. 13224 dated September 24, 2001 issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Anti-Terrorism Order”) or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Asset Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. Neither Seller nor any of its constituents (i) are or will be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury department’s Office of Foreign Asset Control list of restrictions and prohibited persons, or (ii) are a person described in section 1 of the Anti-Terrorism Order, and to the best of Seller’s knowledge, respectively neither Seller nor any of its affiliates have engaged in any dealings or transactions, or otherwise been associated with any such person. The provisions of this subsection shall survive the Closing or earlier termination of this Agreement.

For the purposes of this Agreement, the terms “to the actual knowledge of Seller”, “to the best of Seller’s actual knowledge”, “to Seller’s knowledge”, “Seller has no knowledge” and phrases of similar import shall mean the actual, present knowledge (and not constructive knowledge) of Andrew S. Levine, Isaac Zion and Karen Scologna without investigation or inquiry and shall not mean that Seller or such individual is charged with knowledge of the acts, omissions and/or knowledge of Seller’s property manager (or any employee thereof) or of Seller’s other agents or employees or of Seller’s predecessors in title to the Property. The representations and warranties of Seller set forth in this Section 7.1 are subject to the limitation that to the extent that Seller has delivered to Purchaser any Space Leases prior to the date hereof, and either such Space Leases or the Permitted Exceptions contain provisions inconsistent with any representation or warranty, then such representation or warranty shall be deemed modified to conform to such provisions.

7.2  Unit A Purchaser warrants, represents and covenants to and with Seller solely as to itself and Unit C Purchaser warrants, represents and covenants to and with Seller solely as to itself that the following are true and correct on the date hereof:

7.2.1  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has the requisite power and authority to enter into and to perform the terms of this Agreement. Purchaser has the corporate power and authority to execute, deliver and perform this Agreement. Purchaser is not subject to any law, order, decree, restriction, or agreement which prohibits or would be violated by this Agreement or the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of Purchaser. This Agreement constitutes, and each document and instrument contemplated hereby to be executed and delivered by Purchaser, when executed and delivered, shall constitute the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its respective terms (subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally).

7.2.2  Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires Purchaser to obtain any consent, authorization, approval or registration under any law, statute, rule, regulation, judgment, order, writ, injunction or decree which is binding upon Purchaser.

7.2.3  There are no judgments, orders, or decrees of any kind against Purchaser unpaid or unsatisfied of record, nor any actions, suits or other legal or administrative proceedings pending or, to the best of Purchaser’s actual knowledge, threatened against Purchaser, which would have any material adverse effect on the business or assets or the condition, financial or otherwise, of Purchaser or the ability of Purchaser to consummate the transactions contemplated by this Agreement.

7.2.4  Purchaser is not acquiring the Property with the assets of an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or, if plan assets will be used to acquire the Property, Purchaser will deliver to Seller at Closing a certificate containing such factual representations as shall permit Seller and its counsel to conclude that no prohibited transaction would result from the consummation of the transactions contemplated by this Agreement. Purchaser is not a “party in interest” within the meaning of Section 3(3) of ERISA with respect to any beneficial owner of Seller.

7.2.5  Purchaser represents to Seller that neither it nor any of its constituents have engaged in any dealings or transactions, directly or indirectly, (a) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. § I et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 DFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (b) in contravention of the USA PATRIOT ACT or any Anti-Terrorism Order or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Asset Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. Neither Purchaser nor any of its constituents (i) are or will be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury department’s Office of Foreign Asset Control list of restrictions and prohibited persons, or (ii) are a person described in section 1 of the Anti-Terrorism Order, and to the best of Purchaser’s knowledge, respectively neither Purchaser nor any of its affiliates have engaged in any dealings or transactions, or otherwise been associated with any such person. The provisions of this subsection shall survive the Closing or earlier termination of this Agreement.

7.3  Seller’s representations and warranties inclusive, shall survive the Closing for a period expiring 180 days following the Closing (such survival period being herein referred to as the “Survival Period”). Any claim by Purchaser after Closing of a breach of the aforesaid representations or warranties made by Seller (a “Breach”) shall be made by Purchaser prior to the expiration of the Survival Period, by Purchaser delivering to Seller written notice thereof (a “Claim Notice”). If Seller fails to cure such Breach within fifteen (15) days after Seller’s receipt of a Claim Notice (provided however, if such Breach is not susceptible of cure within such fifteen (15) day period, Seller shall have such additional time as is necessary to cure the Breach if Seller has commenced a cure within such fifteen (15) day period and is diligently prosecuting such cure to completion, but in no event shall such additional time exceed sixty (60) days in the aggregate), Purchaser’s sole remedy shall be to commence a legal proceeding in a court of competent jurisdiction against Seller alleging that Seller is in breach of such representation or warranty (a “Proceeding”), which Proceeding must be commenced, if at all, within sixty (60) days after the expiration of the Survival Period. Notwithstanding the foregoing, if prior to the Closing Purchaser becomes aware of one or more Breaches (whether in the Bring Down Certificate or otherwise) which, in the aggregate, would not result in an adverse economic impact (“Damage”) to Purchaser or the Property greater than $500,000.00 (the “Threshold”), Purchaser shall not be entitled to refuse to close title by reason thereof. If prior to the Closing Purchaser becomes aware of one or more Breaches which cause Damage in excess of the Threshold, Purchaser may elect to either (i) waive such Breach or Breaches and close title to the Property, and receive a credit equal to the Threshold to be applied against the Purchase Price, or (ii) avail itself of the remedies set forth in Section 10.2. If Purchaser has elected to terminate this Agreement pursuant to clause (ii) immediately above, Purchaser shall be entitled to a Downpayment Return. After the Closing, Purchaser may deliver a Claim Notice only if Purchaser becomes aware of one or more Breaches which results in Damage which exceeds the Threshold. The aggregate liability of Seller arising by reason of or in connection with all alleged Breaches asserted after the date of Closing shall not in any event exceed $5,000,000. The terms and provisions of this Section 7.3 shall survive the Closing and/or termination of this Agreement.

8.  Closing Deliveries.

8.1  At or prior to the Closing:

8.1.1  Seller shall execute, acknowledge and deliver to Purchaser in respect of the Property bargain and sale deeds without covenants against grantor’s acts, in the form attached hereto as Exhibit M and made a part hereof (the “Deeds”).

8.1.2  Seller shall execute, acknowledge and deliver to Purchaser an assignment of all of Seller’s right, title and interest as landlord or otherwise under each of the Space Leases in respect of the Property, and of any security deposits required thereunder to be held by Seller on the date of the Closing (unless Seller elects to credit any of such security deposits to the Purchase Price), in the form attached hereto as Exhibit N and made a part hereof (the “Assignment of Space Leases”), and shall deliver to Purchaser (a) executed originals or copies (if Seller does not have originals in its possession), of each of such Space Leases.

8.1.3  Seller shall execute and deliver to Purchaser notices to the Space Lessees under the Space Leases advising them of the sale of the Property in the form attached hereto as Exhibit O and made a part hereof.

8.1.4  Seller shall execute, acknowledge and deliver to Purchaser an omnibus assignment (the “Omnibus Assignment”), in the form attached hereto as Exhibit P and made a part hereof conveying and transferring to Purchaser all right, title and interest of Seller, if any, in and to all Personal Property, Improvements, Permits, Warranties, Intangible Personal Property, Plans and Leasing Brokerage Agreements relating to the Property and Plans.

8.1.5  To the extent in Seller’s possession or control, Seller shall deliver to Purchaser (a) all keys, access cards and security codes to all portions of the Property and the Building, (b) all presently effective warranties or guaranties from any contractors, subcontractors, suppliers, manufacturers, servicemen or materialmen in connection with any of the Personal Property or any construction, renovation, repairs or alterations of the Units, the Improvements or any tenant improvements (collectively, the “Warranties”), and (c) copies of all as-built plans and specifications for the Units (the “Plans”).

8.1.6  Seller shall deliver to Purchaser a certificate, duly executed and acknowledged by Seller, in accordance with Section 1445 of the Code (a “FIRPTA Certificate”).

8.1.7  Seller shall deliver to Purchaser limited liability company resolutions of Seller and consents of its members in customary form reasonably satisfactory to the Title Company, authorizing the transaction contemplated herein and the execution and delivery of the documents required to be executed and delivered hereunder.

8.1.8  Seller shall deliver to Purchaser a certificate of Seller, dated as of the Closing, certifying to the fulfillment of the conditions set forth in Section 9.2.2 hereof (the “Bring Down Certificate”).

8.1.9  (a) Seller shall after the date hereof request and use commercially reasonable efforts to obtain from each Space Lessee an estoppel (“Estoppel”) which shall be either (i) in the form attached hereto as Exhibit Q and made a part hereof or (ii) in the event any Space Lease provides for the form of Estoppel that the Space Lessee thereunder shall be required to deliver to the landlord under such Space Lease or set(s) forth the matters to be contained in such an Estoppel in connection with a sale and/or ground lease and/or mortgaging of all or any part of the Property, in such form or containing those matters required to be addressed by such Space Lessee. Seller shall deliver copies of each Estoppel to Purchaser for its review promptly following receipt thereof. Notwithstanding the foregoing, other than the Citibank Estoppel (as hereinafter defined), the obtaining and delivery of Estoppels shall not be a condition to Purchaser’s obligation to close hereunder. On or before the second (2nd) Business Day prior to the Closing, as a condition to Purchaser’s obligation to close, Purchaser shall have received an Estoppel from Citigroup, Inc. (“Citibank”) in the form attached to the Space Lease between Unit A Seller and Citibank (the “Citibank Estoppel”).

8.1.10  Seller shall execute, acknowledge and deliver a Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate, Form TP-584 in respect of the Property (the “State Transfer Tax Return”).

8.1.11  Seller shall execute, acknowledge and deliver a New York City Department of Finance Real Property Transfer Tax Return in respect of the Property (the “City Transfer Tax Return”).

8.1.12  Seller shall request to be delivered to Purchaser, an estoppel certificate (a “Board Estoppel”) for the benefit of and upon which Purchaser is entitled to rely, which shall be in the form attached hereto as Exhibit Y and made a part hereof, which the Condominium is obligated to deliver pursuant to Section 31 of the Declaration (the “Required Form”).

8.1.13  Seller shall execute, acknowledge and deliver to Purchaser a counterpart of a Management Letter Agreement in the form attached hereto as Exhibit X (the “Management Letter”).

8.1.14  Seller shall deliver to Purchaser a fully-executed letter from Citibank in the form attached hereto as Exhibit Z, which fully executed letter Purchaser acknowledges has been delivered prior to the date hereof.

8.1.15  Seller shall execute, acknowledge and deliver to the Title Company a title affidavit in the form attached hereto as Exhibit R and made a part hereof.

8.1.16  Seller shall cause to be delivered on the day immediately preceding the Closing Date a letter in the form of Exhibit U from Seller addressed to the Seller Designees and to the Secretary of the Board of Managers removing the Seller Designees from the Board of Managers and as officers of the Condominium and designating the persons selected by Purchaser to fill the vacancies resulting from the resignations of Seller’s Designees (the “Seller’s Designation Letter”).

8.2  At or prior to the Closing:

8.2.1  Purchaser shall pay to Seller the Purchase Price or the balance of the Purchase Price as required pursuant to Section 3.2 hereof.

8.2.2  Purchaser shall deliver to Seller copies of Purchaser’s resolutions authorizing the transaction contemplated by this Agreement.

8.2.3  Purchaser shall execute, acknowledge and deliver to Seller a counterpart of the Assignment of Space Leases.

8.2.4  Intentionally Omitted.

8.2.5  Purchaser shall execute, acknowledge and deliver to Seller a counterpart of the State Transfer Tax Return.

8.2.6  Purchaser shall execute, acknowledge and deliver to Seller a counterpart of the City Transfer Tax Return.

8.2.7  Purchaser shall execute, acknowledge and deliver to Seller a counterpart of the Omnibus Assignment and Assumption.

8.2.8  Purchaser shall execute, acknowledge and deliver to Seller a counterpart of the Management Letter.

8.2.9  Prior to Closing, Purchaser shall deliver to Seller, to be held in escrow by Seller, letters of resignation, in the form attached hereto as Exhibit V, executed by each of the persons identified in Seller’s Designation Letter, which letters of resignation Seller shall have the right to deliver to the Board of Managers if the Closing does not occur.

8.3  Seller and Purchaser, at the Closing, shall prepare, execute and deliver to each other, subject to all the terms and provisions of this Agreement a closing statement setting forth, inter alia, the closing adjustments and material monetary terms of the transaction contemplated hereby.

9.  Conditions to Closing Obligations.

9.1  Notwithstanding anything to the contrary contained herein, the obligation of Seller to close title in accordance with this Agreement is expressly conditioned upon the fulfillment by and as of the time of the Closing of each of the conditions listed below, provided that Seller, at its election, evidenced by written notice delivered to Purchaser at or prior to the Closing, may waive any of such conditions:

9.1.1  Purchaser shall have executed and delivered to Seller all documents described in Section 8.2, shall have paid all required sums of money and shall have taken or caused to be taken all of the other material action required of Purchaser in this Agreement.

9.1.2  All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the date of the Closing.

9.1.3  The closing of the sale of the WP Property to WP Purchaser shall have occurred or shall occur simultaneously with the Closing.

9.1.4  The Board of Managers shall (a) not have either (i) objected in writing to the transfer of the Property to Purchaser, or (ii) instituted a proceeding seeking to enjoin the transfer of the Property to Purchaser, and (b) have executed and delivered a Board Estoppel or such other form reasonably satisfactory to Purchaser.

9.1.5  Mack-Cali Realty Corporation shall have paid to S.L. Green Management Corp. the “Closing Date Management Termination Fee” as defined in, and pursuant to, the terms of the Management Letter, if applicable.

9.2  Notwithstanding anything to the contrary contained herein, the obligation of Purchaser to close title and pay the Purchase Price in accordance with this Agreement is expressly conditioned upon the fulfillment by and as of the time of the Closing of each of the conditions listed below, provided that Purchaser, at its election, evidenced by written notice delivered to Seller at or prior to the Closing, may waive all or any of such conditions:

9.2.1  Seller shall have executed and delivered to Purchaser all of the documents, and shall have taken or caused to be taken all of the other material action, required of Seller under this Agreement.

9.2.2  All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects when made and as of the Closing Date, except to the extent the facts and circumstances underlying such representations and warranties may have changed as of the Closing, in which event Seller shall represent in the Bring Down Certificate such changed facts and circumstances. Purchaser shall not be obligated to close if a representation or warranty is not true and correct in all material respects as of the Closing Date in a manner which would have a material adverse effect on the value or intended use of the Property unless caused by changed facts or circumstances which pursuant to the express terms of this Agreement are permitted to have occurred.

9.2.3  The Title Company shall be willing to insure title to the Property pursuant to an Owner’s Policy of Title Insurance (ALTA 10-17-92) in the amount of the Purchase Price at regular rates and without additional premium, subject only to the Permitted Exceptions and as otherwise provided in this Agreement (the “Title Policy”).

9.2.4  The Board of Managers shall (a) not have either (i) objected in writing to the transfer of the Property to Purchaser, or (ii) instituted a proceeding seeking to enjoin the transfer of the Property to Purchaser, and (b) have executed and delivered a Board Estoppel in the Required Form or such other form satisfactory to Purchaser.

9.2.5  Purchaser shall have received the Citibank Estoppel as required pursuant to Section 8.1.9.

9.2.6  The Closing shall be a simultaneous closing and transfer of both Units, it being understood and agreed that neither Purchaser nor Seller shall have any obligation under this Agreement to close on one Unit without simultaneously closing on the other.

10.  Limitation on Liability of Parties.

10.1  In the event Purchaser shall default in the performance of Purchaser’s obligations under this Agreement and the Closing does not occur as a result thereof (a “Purchaser Default”), Seller’s sole and exclusive remedy shall be, and Seller shall be entitled, to retain the Downpayment and any interest earned thereon or the Downpayment LC actually delivered to Escrow Agent, and Seller shall be entitled to draw, or instruct Escrow Agent to draw, thereupon and Escrow Agent shall deliver the proceeds of the Downpayment LC to Seller, as and for full and complete liquidated and agreed damages for Purchaser’s default, and Purchaser shall be released from any further liability to Seller hereunder, except that the provisions of Sections 12, 13, 23 and 29 hereof shall survive. SELLER AND PURCHASER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER UPON A PURCHASER DEFAULT AND THAT THE DOWNPAYMENT AND ANY INTEREST EARNED THEREON OR THE DOWNPAYMENT LC REPRESENTS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER UPON A PURCHASER DEFAULT. SUCH LIQUIDATED AND AGREED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR A PENALTY WITHIN THE MEANING OF APPLICABLE LAW.

10.2  In the event of a failure of a condition to Purchaser’s obligations hereunder (occurring as a result of Seller’s default hereunder) which Purchaser is unwilling to waive, or if Seller shall be unable (as opposed to unwilling) to convey title to Purchaser in accordance with this Agreement, Purchaser may, as its sole remedy in such event, elect to terminate this Agreement, and in such event Escrow Agent shall make a Downpayment Return, and upon the Downpayment Return, each party shall be released from any further liability to the other hereunder, except that the provisions of Sections 12, 13, 23 and 29 hereof shall survive.

10.3  In the event that Seller shall default in the performance of Seller’s obligations under this Agreement and the Closing does not occur as a result thereof, Purchaser’s sole and exclusive remedy shall be, and Purchaser shall be entitled, to either (a) seek specific performance of Seller’s obligations hereunder, provided that any such action for specific performance must be commenced within thirty (30) days after such default or (b) instruct Escrow Agent to make a Downpayment Return. In no event whatsoever shall Seller be liable to Purchaser for any damages of any kind whatsoever.

11.  Fire or Other Casualty; Condemnation.

11.1  Seller agrees (a) to maintain Seller’s Casualty Insurance in full force and effect through the Closing, and (b) to give Purchaser reasonably prompt notice of any fire or other casualty occurring at the Property of which Seller obtains knowledge, between the date hereof and the date of the Closing, or of any actual or threatened condemnation of all or any part of the Property of which Seller obtains knowledge.

11.2  If prior to the Closing there shall occur damage to a Unit or the Building caused by fire or other casualty, the Closing shall be adjourned for up to twenty (20) days (but in no event, later than the Outside Closing Date), or for such longer period (not to exceed sixty the earlier of (x) (60) days and (y) the Outside Closing Date) as may be reasonably required in order to permit (a) Purchaser’s architect or engineer to estimate the cost to repair or restore the Unit(s) to its condition immediately prior to such casualty (the “Estimated Repair Cost”) and (b) allow Seller and Purchaser to receive from either (A) the Board of Managers, as to loss covered by the insurance carried by the Condominium, or (B) the insurers under Seller’s Casualty Insurance (i) confirmation that such loss is an insured loss and (ii) an estimate of the amount of insurance proceeds payable in respect thereof (the items described in clauses (i) and (ii) being herein referred to as the “Insurer’s Loss Payable Statement”). If, prior to the Closing, a fire or other casualty causes damage to a Unit and/or the Building and either (1) the Estimated Repair Cost is $13,650,000 or more, (2) one or more Space Lessees occupying more than 25% of the rentable square feet of a Unit is entitled to terminate its Space Lease (which right has not been waived) or (3) the holder of the existing mortgage debt encumbering the relevant Unit does not agree to make all insurance proceeds payable in respect of such casualty available for repair or restoration of the Property (either of clauses (1), (2) or (3) being herein referred to as a “Material Casualty”) or there shall occur a taking by condemnation of any material portion of either Unit or the Building, then, and in either such event, Seller or Purchaser may elect to terminate this Agreement by written notice given to the other within (A) in the case of a fire or other casualty, ten (10) Business Days after receipt of the Insurer’s Loss Payable Statement, and (B) in the case of a condemnation, ten (10) Business Days after Seller has given Purchaser the notice referred to in Section 11.1 hereof, in which event Escrow Agent shall promptly make a Downpayment Return, this Agreement shall thereupon be null and void and neither party hereto shall thereupon have any further obligation to the other, except that the provisions of Sections 12, 13, 23 and 29 hereof shall survive such termination.

11.3  If Seller and Purchaser do not elect to terminate this Agreement, then (a) the Closing shall take place as herein provided, (b) Seller shall at the Closing (i) assign to Purchaser, all of Seller’s interest in and to any insurance proceeds or condemnation awards which may be payable to Seller on account of any such fire, casualty or condemnation, and (ii) credit to Purchaser on account of the Purchase Price (A) any such proceeds (as reflected in the Insurer’s Loss Payable Statement) or awards theretofore paid, and (B) the amount of any applicable insurance deductible. The proceeds of rent interruption insurance, if any, shall on the Closing Date be appropriately apportioned between Purchaser and Seller.

11.4  If, prior to the Closing, there shall occur (a) damage to either Unit or the Building caused by fire or other casualty which is not a Material Casualty or (b) a taking by condemnation of any part of a Unit or the Building which is not material, then, and in either such event, Purchaser shall not have the right to terminate this Agreement by reason thereof, but Seller shall at Closing, assign to Purchaser all of Seller’s interest in any insurance proceeds or condemnation awards payable to Seller on account of any such fire, casualty or condemnation, and shall credit to Purchaser on account of the Purchase Price (A) any such proceeds (as reflected in the Insurer’s Loss Payable Statement) or awards theretofore paid to Seller, and (B) the amount of any applicable insurance deductible. The proceeds of rent interruption insurance, if any, shall on the Closing Date be appropriately apportioned between Purchaser and Seller.

11.5  Nothing contained in this Section 11 shall be construed to impose upon Seller any obligation to repair any damage or destruction caused by fire or other casualty or condemnation.

11.6  For purposes of this Section 11, (a) a taking of a material part of a Unit shall mean any taking which, in Purchaser’s reasonable opinion, leaves remaining a balance of the Unit which may not be economically operated (after appropriate restoration) for the purpose for which the Unit was operated or intended to be operated prior to such taking, taking into account the Purchase Price to be paid by Purchaser and (b) taking of a material part of the Building shall mean any taking of an area which is more than fifteen percent (15%) of the aggregate rentable area of the Building.

11.7   In the event that Purchaser does not elect to terminate this Agreement in accordance with Section 11.2 above, or upon the occurrence of the events set forth in Section 11.4 (a) or (b) above, Seller and Purchaser shall jointly negotiate with insurers and any condemning authority regarding the amount of any insurance proceeds and/or any condemnation awards payable in respect thereof. Seller shall not contest, settle or compromise any claim without Purchaser’s approval, which will not be unreasonably withheld.

11.8  The provisions of this Section 11 supercede any law applicable to the Property governing the effect of fire or other casualty in contracts for real property.

12.  Brokerage.

Purchaser and Seller each represent and warrant to the other that it has not dealt with any broker, consultant, finder or like agent who might be entitled to a commission or compensation on account of introducing the parties hereto, the negotiation or execution of this Agreement or the closing of the transactions contemplated hereby. Purchaser and Seller each further agrees to indemnify and hold the other, its respective successors and assigns, harmless from and against all claims, losses, liabilities and expenses (including, without limitation, reasonable attorneys fees and disbursements) which may be asserted against, imposed upon or incurred by such party by reason of any claim made by any other broker, consultant, finder or like agent for commissions or other compensation for bringing about this transaction or claiming to have introduced the Property to Purchaser. The provisions of this Section 12 shall survive the Closing or other termination of this Agreement.

13.  Closing Costs; Fees and Disbursements of Counsel, etc.

At the Closing, Seller shall pay (a) the New York State Real Estate Transfer Tax imposed pursuant to Article 31 and Section 1402 of the New York Tax Law (the “State Transfer Tax”) and the New York City Real Property Transfer Tax imposed pursuant to Title 11, Chapter 21 of the New York City Administrative Code (the “City Transfer Tax”), upon or payable in connection with the transfer of title to the Property and the recordation of the Deeds, and (b) all sums required to be paid under the Condominium Documents or any rule or regulation relating thereto in connection with the sale and transfer of the Property to Purchaser. State Transfer Taxes and City Transfer Taxes payable hereunder shall, at Purchaser’s election, be credited against the Purchase Price and paid by Purchaser on behalf of Seller. Seller and Purchaser shall each execute and/or swear to the returns or statements required in connection with the State Transfer Tax and the City Transfer Tax. All such tax payments to be paid by Seller shall be made by certified check payable directly to the order of the appropriate governmental authority or by Wire Transferred Funds to the Title Company. Purchaser shall pay (i) all charges for recording and/or filing the Deeds and (ii) all title charges and survey costs, including the premium for Purchaser’s Title Policy. Each of the parties hereto shall bear and pay the fees and disbursements of its own counsel, accountants and other advisors in connection with the negotiation and preparation of this Agreement and the Closing. If the Closing occurs prior to the Outside Closing Date, Seller and Purchaser shall share equally (i.e., 50/50) all costs and expenses including, without limitation, assumption fees and Existing Lender’s and Servicer’s (as hereinafter defined) legal fees and disbursements, payable in connection with Purchaser’s assumption of the Existing Indebtedness. The provisions of this Section 13 shall survive the Closing.

14.  Notices.

Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (for the purposes of this Section collectively referred to as “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement, in order to constitute effective notice to the other party, shall be in writing and shall be deemed to have been given when (a) personally delivered with signed delivery receipt obtained, (b) when transmitted by facsimile machine, if followed by giving of, pursuant to one of the other means set forth in this Section 14 before the end of the first business day thereafter, printed confirmation of successful transmission to the appropriate facsimile number of the address listed below as obtained by the sender from the sender’s facsimile machine, (c) upon receipt, when sent by prepaid reputable overnight courier or (d) three (3) days after the date so mailed if sent postage prepaid by registered or certified mail, return receipt requested, in each case addressed as follows:

If to Seller, to:

SLG Broad Street 125 A LLC
                                                                c/o SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170
Attention:	Andrew S. Levine, Esq.
Facsimile: (212) 216-1785

and

SLG Broad Street 125 C LLC
c/o SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170
Attention:	Andrew S. Levine, Esq.
Facsimile: (212) 216-1785

with a copy to:

Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
Attention: Robert J. Ivanhoe, Esq.
Facsimile: (212) 801-6400

If to Purchaser, to:

M-C 125 Broad A L.L.C.
c/o Mack-Cali Realty Corporation
343 Thornall Street
Edison, New Jersey 08837
Attention:	Mitchell E. Hersh, President and
Chief Executive Officer
Roger W. Thomas, Esq.
Facsimile:	(732) 205-9015

and

M-C 125 Broad C L.L.C.

c/o Mack-Cali Realty Corporation
343 Thornall Street
Edison, New Jersey 08837
Attention:	Mitchell E. Hersh, President and
Chief Executive Officer
Roger W. Thomas, Esq.
Facsimile:	(732) 205-9015

                               with copies to:

Seyfarth Shaw LLP
1270 Avenue of the Americas
Suite 2500
New York, New York 10020
Attention: John P. Napoli, Esq.
                   Stephen G. Epstein, Esq.
Facsimile: (212) 218-5527

If to Escrow Agent, to:

Lawyers Title Insurance Corporation
140 East 45th Street
22nd Floor
New York, NY 10017
Attn: Grace S. Onaga
Facsimile: (212) 986-3049

Notices shall be valid only if served in the manner provided above. Notices may be sent by the attorneys for the respective parties and each such Notice so served shall have the same force and effect as if sent by such party.

15.  Survival; Governing Law.

Except as otherwise expressly set forth in this Agreement, the provisions of this Agreement shall not survive the Closing provided for herein. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of New York in effect from time to time.

16.  Counterparts; Captions.

This Agreement may be executed in counterparts, each of which shall be deemed an original. The captions are for convenience of reference only and shall not affect the construction to be given any of the provisions hereof.

17.  Entire Agreement; No Third Party Beneficiaries.

This Agreement (including all exhibits annexed hereto), contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto. The provisions of this Section shall survive the Closing.

18.  Waivers; Extensions.

No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

19.  Further Assurances.

The parties each agree to do such other and further acts and things, and to execute and deliver such instruments and documents (not creating any obligations additional to those otherwise imposed by this Agreement) as either may reasonably request from time to time, whether at or after the Closing, in furtherance of the purposes of this Agreement. The provisions of this Section 19 shall survive the Closing. Each party shall cooperate with each other and do all acts as may be reasonably required or requested by the other with regard to the fulfillment of any condition precedent to such other party’s obligations hereunder, including execution of any documents, applications or permits, but the representations and warranties of any party made in this Agreement shall not be affected or released by any investigation or inquiry made by any party or any of its agents or consultants or by any waiver or fulfillment of any such condition.

20.  Assignment.

Except as set forth below, Purchaser shall neither assign its rights nor delegate its obligations hereunder without obtaining Seller’s prior written consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing or anything herein to the contrary, Purchaser may assign its rights and obligations hereunder (and, otherwise, this Agreement) to: (a) an entity or entities with respect to which Purchaser or its affiliates control or is under common ownership, either directly or indirectly, to the extent of at least fifty-one percent (51%) ownership interest of such entity or entities (any such entity, a “Permitted Assignee” and, for the avoidance of doubt, any such Permitted Assignee shall also constitute and be referred to hereunder, including, without limitation, under Section 34, as the “Purchaser”); or (b) solely for the purpose of effectuating an Exchange for Purchaser, and subject to Section 34, one or more “exchange accommodation titleholders” (“EAT”) (within the meaning of the Revenue Procedure (as defined in Section 34)) and/or one or more limited liability companies, partnerships, real estate investment trusts, or business trusts or other entities (any of which, a “Non-Corporate Entity”), directly or indirectly, owned by any one or more of the Purchaser, entities that would qualify as a Permitted Assignee of Purchaser and/or any one or more EATs; provided, however, and notwithstanding anything herein to the contrary, any such Non-Corporate Entity may then be further assigned, on or prior to the Closing, to any such one or more EATs (and/or to any other Non-Corporate Entity that is, directly or indirectly, wholly-owned by any such one or more EATs as necessary to enable the Purchaser to effectuate its Exchange. Whereas any such assignment referred to in clause (b) shall be subject to the provisions of Section 34 hereof, any such assignment to a Permitted Assignee referred to in clause (a) above shall be subject to (i) Purchaser assigning to the Permitted Assignee all of its right, title and interest in and to the Downpayment, and (ii) Purchaser delivering to Seller a copy of a fully executed assignment and assumption agreement prior to Closing. Notwithstanding any assignment of this Agreement in accordance with the terms of this Section 20, Purchaser named herein shall remain jointly and severally liable with the assignee (although not any EAT or Purchaser Intermediary (defined in Section 34 hereof)) for the payment and performance of all of Purchaser’s obligations hereunder.

21.  Pronouns; Joint and Several Liability.

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require. The liability of Seller hereunder shall be joint and several.

22.  Successors and Assigns.

This Agreement shall bind and inure to the benefit of Seller, Purchaser and their respective permitted successors and assigns.

23.  Escrow.

23.1  Escrow Agent shall hold the Downpayment, together with all interest earned thereon, in its interest bearing escrow account (provided that Seller and Purchaser shall each provide Escrow Agent with a W-9 form and an Order to Invest), or the Downpayment LC, as the case may be in accordance with the following:

23.1.1  Escrow Agent shall hold the Downpayment, together with all interest earned thereon, in Escrow Agent’s escrow account at JP Morgan Chase, N.A. and shall cause the Downpayment to earn interest at JP Morgan Chase, N.A.’s then prevailing insured money market rates on trust account deposits of similar size. Escrow Agent shall have no liability for any fluctuations in the interest rate paid by JP Morgan Chase on the Downpayment, and is not a guarantor thereof.

23.1.2  If Escrow Agent receives a written notice signed by both Seller and Purchaser stating that the Closing has occurred and that Seller is entitled to receive the Downpayment or Purchaser is entitled to receive the Downpayment LC, as the case may be, Escrow Agent shall deliver the Downpayment, together with the interest earned thereon to Seller or the Downpayment LC to Purchaser, as the case may be. If Escrow Agent receives a written notice signed by both Seller and Purchaser that this Agreement has been terminated or canceled, Escrow Agent shall deliver the Downpayment, together with the interest thereon or the Downpayment LC as directed therein.

23.1.3  If Escrow Agent receives a written request signed by Purchaser or Seller (the “Noticing Party”) stating that this Agreement has been canceled or terminated and that the Noticing Party is entitled to the Downpayment or the Downpayment LC, as the case may be, or that the other party hereto (the “Non-Noticing Party”) has defaulted in the performance of its obligations hereunder, Escrow Agent shall mail (by certified mail, return receipt requested) a copy of such request to the Non-Noticing Party. The Non-Noticing Party shall have the right to object to such request for the Downpayment or the Downpayment LC, as the case may be, by written notice of objection delivered to and received by Escrow Agent ten (10) Business Days after the date of Escrow Agent’s mailing of such copy to the Non-Noticing Party, but not thereafter. If Escrow Agent shall not have so received a written notice of objection from the Non-Noticing Party, Escrow Agent shall deliver the Downpayment, together with the interest earned thereon or the Downpayment LC, as the case may be, to the Noticing Party. If Escrow Agent shall have received a written notice of objection within the time herein prescribed, Escrow Agent shall refuse to comply with any requests or demands on it and shall continue to hold the Downpayment, together with any interest earned thereon or the Downpayment LC, as the case may be, until Escrow Agent receives either (a) a written notice signed by both Seller and Purchaser stating who is entitled to the Downpayment (and interest) or the Downpayment LC, as the case may be, or (b) a final order of a court of competent jurisdiction directing disbursement of the Downpayment (and interest) or the Downpayment LC, as the case may be, in a specific manner, in either of which events Escrow Agent shall then disburse the Downpayment, together with the interest earned thereon or deliver the Downpayment LC, as the case may be, in accordance with such notice or order. Escrow Agent shall not be or become liable in any way or to any person for its refusal to comply with any such requests or demands until and unless it has received a direction of the nature described in clause (a) or (b) above.

23.2  Any notice to Escrow Agent shall be sufficient only if received by Escrow Agent within the applicable time period set forth herein. All mailings and notices from Escrow Agent to Seller and/or Purchaser, or from Seller and/or Purchaser to Escrow Agent, provided for in this Section 23 shall be addressed to the party to receive such notice at its notice address set forth in Section 14 above (with copies to be similarly sent to the additional persons therein indicated), but the provisions of Section 14 relating to the manner of giving notices and the effective dates thereof shall have no application to the provisions of this Section 23.

23.3  Notwithstanding the foregoing, if Escrow Agent shall have received a written notice of objection as provided for in Section 23.1.3 above within the time therein prescribed, or shall have received at any time before actual disbursement of the Downpayment or delivery of the Downpayment LC, as applicable, a written notice signed by either Seller or Purchaser disputing entitlement to the Downpayment or the Downpayment LC, as applicable or shall otherwise believe in good faith at any time that a disagreement or dispute has arisen between the parties hereto over entitlement to the Downpayment or the Downpayment LC, as applicable (whether or not litigation has been instituted), Escrow Agent shall have the right, upon written notice to both Seller and Purchaser, (a) to deposit the Downpayment, together with the interest earned thereon, or the Downpayment LC, as applicable, with the Clerk of the Court in which any litigation is pending and/or (b) to take such reasonable affirmative steps as it may, at its option, elect in order to terminate its duties as Escrow Agent, including, without limitation, the depositing of the Downpayment, together with the interest earned thereon, or the Downpayment LC, as applicable, with a court of competent jurisdiction and the commencement of an action for interpleader, the costs thereof to be borne by whichever of Seller or Purchaser is the losing party, and thereupon Escrow Agent shall be released of and from all liability hereunder except for any previous gross negligence or willful misconduct.

23.4  Escrow Agent is acting hereunder without charge as an accommodation to Purchaser and Seller, it being understood and agreed that Escrow Agent shall not be liable for any error in judgment or any act done or omitted by it in good faith or pursuant to court order, or for any mistake of fact or law. Escrow Agent shall not incur any liability in acting upon any document or instrument believed thereby to be genuine. Escrow Agent is hereby released and exculpated from all liability hereunder, except only for willful misconduct or gross negligence. Escrow Agent may assume that any person purporting to give it any notice on behalf of any party has been authorized to do so. Escrow Agent shall not be liable for, and Purchaser and Seller hereby jointly and severally agree to indemnify Escrow Agent against, any loss, liability or expense, including reasonable attorney’s fees (paid to retained attorneys) arising out of any dispute under this Agreement, including the cost and expense of defending itself against any claim arising hereunder.

24.  Tax Proceedings.

If any proceedings for the reduction of the assessed valuation of the Property (“Tax Proceedings”) relating to any tax years ending prior to the tax year in which the Closing occurs are pending at the time of the Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same in Seller’s sole discretion at no cost or expense to Purchaser, and any refunds or credits due for the periods prior to Purchaser’s ownership of the Property shall remain the sole property of Seller (subject to the rights, if any, of Space Lessees thereto). From and after the date hereof until the Closing, Seller is hereby authorized to commence any new Tax Proceedings and/or continue any Tax Proceedings, and in Seller’s sole discretion at its sole cost and expense to litigate or settle same; provided, however, that Purchaser shall be entitled to that portion of any refund relating to the period occurring after the Closing after payment to Seller of all costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Seller in obtaining such refund. Purchaser shall deliver to Seller, reasonably promptly after request therefor, receipted tax bills and canceled checks used in payment of such taxes and shall execute any and all consents or other documents, and do any act or thing necessary for the collection of such refund by Seller. The provisions of this Section 24 shall survive the Closing.

25.  Intentionally Omitted.

26.  Maintenance of the Property.

Between the date of this Agreement and the Closing, Seller shall operate the Property in the same manner as before the making of this Agreement. Seller shall not remove or transfer to any third party any Personal Property after the date hereof, except for repair or replacement thereof or in the ordinary course of business. Seller shall not commence any new capital projects at the Property.

27.  Leasing and Contracts.

Seller shall not, after the date of this Agreement, enter into any new Space Lease or Service Contract affecting the Property, or any amendment, expansion, extension or renewal thereof (except as expressly authorized by a Space Lease), or permit any Space Lessee to enter into any sublease, assignment or agreement pertaining to the Property (except as expressly authorized by such Space Lessee’s Space Lease), or waive, compromise or settle any rights of Seller under any contract or Space Lease, or return any Security Deposit (except as expressly authorized by a Space Lessee’s Space Lease) (collectively a “Material Transaction”), without in each case obtaining Purchaser’s prior written consent thereto which consent may be withheld in Purchaser’s sole discretion. Seller shall not propose any new Service Contract which is not terminable without cost or penalty upon not more than thirty (30) days prior notice. When seeking Purchaser’s consent to a Material Transaction that is a new Space Lease or a material modification of an existing Space Lease, Seller’s notice shall provide notice of the identity of the proposed tenant, a term sheet or letter of intent containing material business terms (including, without limitation, the rent, expense base, concessions, tenant improvement allowances, brokerage commissions, and expansion and extension options) (the “Material Terms”) and such credit and background information, if any, as Seller then possesses with respect to such proposed Space Lessee. Seller shall use commercially reasonable efforts to provide Purchaser with regular reports and information regarding the status of approved Material Transactions being negotiated. Purchaser shall be responsible for Tenant Improvement Costs and leasing commissions and all other leasing costs payable in connection with any new Space Lease approved or deemed approved by Purchaser pursuant to this Section.

28.  Condominium.

(a)  Seller will perform and comply with all material terms, covenants, conditions and provisions of the Condominium Documents, the rules and regulations of the Condominium and any other documents creating or governing the Condominium applicable to the Units. Seller will comply with all of the requirements set forth in Section 18(d) of the Declaration with respect to the proposed sale of the Units to Purchaser. Seller will not take, permit, suffer or allow any action to modify or amend the Condominium Documents without Purchaser’s consent, which consent may be withheld in Purchaser’s sole discretion.

(b)  If required by the Board of Managers, Purchaser or an Affiliate of Purchaser acceptable to the Board of Managers, shall guaranty the obligations of Designee as an Owner under the Condominium Documents.

29.  Confidentiality; Public Disclosure.

Prior to Closing and except as set forth below, Seller and Purchaser covenant and agree not to communicate the terms or any aspect of this Agreement and the transactions contemplated hereby to any person or entity and to hold, in the strictest confidence, the content of any and all information in respect of the Property which is supplied by Seller to Purchaser or by Purchaser to Seller, without the express written consent of the other party; provided, however, that either party may, without consent, disclose the terms hereof and the transactions contemplated hereby (a) to its respective advisors, consultants, officers, directors, principals, investors, attorneys, accountants and lenders (the “Transaction Parties”) without the express written consent of the other party, so long as any such Transaction Parties to whom disclosure is made shall also agree to keep all such information confidential in accordance with the terms hereof and (b) if disclosure is required by law or by regulatory or judicial process or pursuant to any regulations promulgated by either the Securities and Exchange Commission, the New York Stock Exchange or other public exchange for the sale and purchase of securities, provided that in such event Seller or Purchaser, as applicable, shall notify the other party in writing of such required disclosure, shall exercise all commercially reasonable efforts to preserve the confidentiality of the confidential documents or information, as the case may be, including, without limitation, reasonably cooperating with the other party to obtain an appropriate order or other reliable assurance that confidential treatment will be accorded such confidential documents or information, as the case may be, by such tribunal and shall disclose only that portion of the confidential documents or information which it is legally required to disclose. The foregoing confidentiality obligations shall not apply to the extent that any such information is a matter of public record or is provided in other sources readily available to the real estate industry other than as a result of disclosure by Seller or Purchaser, as applicable. Prior to Closing, any release to the public of information with respect to the transactions contemplated under this Agreement shall be in form approved by both Purchaser and Seller, and their respective counsel. This Section shall terminate at Closing.

30.  Governing Law; Jurisdiction, Waivers.

30.1  This Agreement has been negotiated, executed and delivered and shall be governed by and construed in accordance with the laws of the State of New York from time to time in effect, without giving effect to the State of New York’s principles of conflicts of law, except that it is the intent and purpose of Seller and Purchaser that the provisions of Section 5-1401 of the General Obligations Law of the State of New York shall apply to this Agreement. EACH PARTY HERETO AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE TRIED AND LITIGATED IN STATE OR FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK, UNLESS SUCH ACTIONS OR PROCEEDINGS ARE REQUIRED TO BE BROUGHT IN ANOTHER COURT TO OBTAIN SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT ANY PARTY HERETO MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS, TO ASSERT THAT ANY PARTY HERETO IS NOT SUBJECT TO THE JURISDICTION OF THE AFORESAID COURTS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 30. SERVICE OF PROCESS, SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST ANY PARTY HERETO, MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ANY SUCH PARTY’S ADDRESS INDICATED IN SECTION 14 HEREOF.

30.2  EACH OF SELLER AND PURCHASER HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY THE OTHER PARTY HERETO UNDER THIS AGREEMENT OR IN CONNECTION WITH ANY TRANSACTION CONTEMPLATED HEREBY, ANY AND EVERY RIGHT EACH OF SELLER AND PURCHASER MAY HAVE TO (A) INJUNCTIVE RELIEF (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT TO THE CONTRARY), (B) A TRIAL BY JURY, (C) INTERPOSE ANY COUNTERCLAIM THEREIN (EXCEPT FOR ANY COMPULSORY COUNTERCLAIM WHICH, IF NOT ASSERTED IN SUCH SUIT, ACTION OR PROCEEDING, WOULD BE WAIVED), AND (D) HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING.

31.  Independent Counsel. Seller and Purchaser each acknowledge that: (a) they have been represented by independent counsel in connection with this Agreement; (b) they have executed this Agreement with the advice of such counsel; and (c) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel. The fact that this Agreement was prepared by Seller’s counsel as a matter of convenience shall have no import or significance to the construction of this Agreement. Any uncertainty or ambiguity in this Agreement shall not be construed against Seller because Seller’s counsel prepared this Agreement in its final form.

32.  Non-Liability

. Notwithstanding anything to the contrary contained in this Agreement, none of the Seller Related Parties shall have any personal obligation or liability hereunder, and Purchaser shall not seek to assert any claim or enforce any of its rights hereunder against any of the Seller Related Parties. Notwithstanding anything to the contrary contained in this Agreement, none of the Purchaser Related Parties shall have any personal obligation or liability hereunder, and Seller shall not seek to assert any claim or enforce any of its rights hereunder against any of the Purchaser Related Parties.

        33.  Intentionally Omitted.

                34.  Like-kind Exchange. Purchaser and Seller each understand that the other party (or any of their affiliates) may consummate the purchase or sale of the Property as part of a so-called like-kind or tax-deferred exchange (the “Exchange”) pursuant to Section 1031 of the Code and the Treasury Regulations thereunder, as well as pursuant to Revenue Procedure 2000-37, 2000-2 C.B. 38 (the “Revenue Procedure”), and that, notwithstanding anything hereunder to the contrary, each of Purchaser and Seller agrees to cooperate with the exchanging party in connection therewith (including, but not limited to, executing such documents, and acknowledging receipt thereof in writing, as the other party may reasonably request), provided that: (i) Seller shall effect the Exchange through an assignment of its rights, but not its obligations, under this Agreement to a “qualified intermediary” of Seller (within the meaning of, and as provided in, Treasury Regulations Section 1.1031(k)-1(g)(4)) (“Seller Intermediary”) whereby the Seller Intermediary shall not be required to acquire or hold title to any real property for purposes of consummating the Exchange; (ii) Purchaser may effect its Exchange through either: (a) an assignment of its rights, but not its obligations, under this Agreement to a “qualified intermediary” (within the meaning of Treasury Regulations Section 1.1031(k)-1(g)(4)(iii) (“Purchaser Intermediary”), whereby the Purchaser Intermediary shall not be required to acquire or hold title to any real property for purposes of consummating the Exchange; and/or (b) any assignment referred to in clause (b) of Section 20; (iii) the exchanging party shall pay any additional costs that would not otherwise have been incurred by either party had the exchanging party not consummated the sale through the Exchange and (iv) the exchanging party shall, and hereby does, indemnify and hold the other party harmless from any loss, cost, damage, liability or expense which may arise or which the other party may suffer in connection with, an Exchange. Purchaser and Seller shall not by this Agreement or acquiescence to the Exchange by the other of them (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the exchanging that the Exchange in fact complies with Section 1031 of the Code. The indemnification provisions set forth in this Section 34 shall survive the Closing.

35.  Assumption of Existing Loan.

35.1  In the event the Closing occurs prior to the Outside Closing Date then, at Closing, Purchaser shall assume all indebtedness consisting of the outstanding principal balance of the Existing Indebtedness as of the Closing Date and all of Sellers’ obligations under the Existing Loan Documents which arise from and after the Closing Date. If neither Purchaser nor Seller adjourns the scheduled Closing Date to the Outside Closing Date, then Purchaser shall seek to obtain the written consent of Existing Lender to the transactions contemplated by this Agreement in a timely manner including, without limitation, as provided in this Section 35, which written consent shall contain a release by Existing Lender of Seller and of any guarantor from any and all liabilities and obligations under the Loan Documents from and after the Closing Date, in form and substance reasonably satisfactory to Seller (“Lender’s Consent”). Purchaser shall provide all other documentation required by Existing Lender as may be necessary to permit such assignment and assumption. Seller agrees to cooperate, at no cost to Seller, in good faith, with Purchaser in connection with Purchaser’s efforts to obtain Lender’s Consent. In the event that Existing Lender or the servicer acting on behalf of Existing Lender in connection with the Existing Financing (“Servicer”) requires payment of a deposit or fee in connection with the submission of the request for Lender’s Consent and/or the due diligence to obtain Lender’s Consent, Purchaser and Seller shall each pay one-half of any such deposit or fee. Seller and Purchaser shall also share equally (i.e., 50/50) any assumption fees and charges of Existing Lender in connection with the assumption of the Existing Indebtedness as set forth in the Existing Loan Documents, provided however that each of Seller and Purchaser shall pay the legal fees and disbursements of their respective legal counsel. In the event that Purchaser is not approved by Existing Lender on or before May 11, 2007 (the “Lender Consent Period”), then Seller, shall have the right, upon written notice to Purchaser, to either (a) extend the Lender Consent Period for such additional time as Seller determines in its sole discretion, but in no event shall such additional period of time go beyond the date that is five (5) business days prior to the Outside Closing Date or (b) elect to close the sale hereunder on the Outside Closing Date. Purchaser shall send to Seller copies of all correspondence and enclosures to or from Lender (i) within two (2) business days of Purchaser’s receipt of same from Existing Lender and (ii) contemporaneously with Purchaser’s delivery of same to Existing Lender. Nothing contained herein shall create, or be deemed to create, a mortgage or other contingency for the benefit of Purchaser.

35.2  In the event the Closing occurs on the Outside Closing Date then, at Closing, Seller agrees that if Purchaser shall so elect by written notice Seller shall, at no cost to Seller, use reasonable efforts to have the indebtedness consisting of the outstanding principal balance of the Existing Indebtedness assigned to a mortgage lender selected by Purchaser to provide Purchaser with financing for the purchase of the Units. Purchaser shall provide all other documentation required by Existing Lender as may be necessary to permit such assignment. Seller agrees to cooperate, at no cost to Seller, in good faith, with Purchaser in connection with requesting and obtaining such assignment. Nothing contained herein shall create, or be deemed to create, a mortgage or other contingency for the benefit of Purchaser.

36.  Correction and Confirmatory Amendment. Seller agrees to cooperate with Purchaser to cause to be executed and delivered a Correction and Confirmatory Amendment (the “Correction/Confirmatory Amendment”) to the Declaration. The Correction/Confirmatory Amendment shall be prepared by or on behalf of Purchaser and approved by Seller, and shall, to the extent required, provide for (a) the consent by the applicable unit owners and such other parties as may be required by the Declaration to the recording of the Third, Fourth and Fifth Amendments to the Declaration, which established Units A and C as well as all portions of Commercial Units B, F and G in the Condominium (all such Commercial Units are collectively, the “Affected Units”), as currently configured; and (b) the ratification and confirmation by the appropriate parties as required by the Declaration, that each such Affected Unit, together with such Affected Unit's proportionate, undivided interest in the common elements of the Condominium, are validly established and existing. Seller and Purchaser acknowledge and agree that neither the execution, delivery or recordation of the Correction/Confirmatory Amendment shall be a condition to Purchaser’s obligation to close hereunder and that Seller shall have no liability whatsoever if the Correction/Confirmatory Amendment is not executed, delivered or recorded prior to or after Closing. This Section 36 shall survive the Closing.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

SELLER:

SLG Broad Street 125 A LLC,
a Delaware limited liability company

By:/s/ Andrew Levine
      Andrew Levine

SLG Broad Street 125 C LLC,
a Delaware limited liability company

By:/s/ Andrew Levine
      Andrew Levine

PURCHASER:

M-C 125 BROAD A L.L.C., a Delaware limited liability company

By:  Mack-Cali Realty, L.P., a Delaware
limited partnership, sole member

By:  Mack-Cali Realty Corporation,
a Maryland corporation, its general partner

By: /s/ Mitchell E. Hersh
       Mitchell E. Hersh

[SIGNATURE PAGE CONTINUED ON FOLLOWING PAGE]

                                                                                M-C 125 BROAD C L.L.C., a Delaware limited liability company

By:  Mack-Cali Realty, L.P., a Delaware
         limited partnership, sole member

By:  Mack-Cali Realty Corporation,
         a Maryland corporation, its general partner

By: /s/ Mitchell E. Hersh
       Mitchell E. Hersh

ESCROW AGENT:

SOLELY FOR THE PURPOSES OF
CONFIRMING THE PROVISIONS OF

ARTICLE 23:

LAWYERS TITLE INSURANCE CORPORATION

By: /s/ Grace S. Onaga
Name: Grace S. Onaga
Title: Major Transaction Counsel